Exhibit 4.17

EXECUTION VERSION

30 July 2024

EVOTEC SE

(as the Company)

EVOTEC SE

(as Original Borrower and as Original Guarantor)

COMMERZBANK AKTIENGESELLSCHAFT

GOLDMAN SACHS LENDING PARTNERS LLC

HSBC CONTINENTAL EUROPE S.A., GERMANY

MORGAN STANLEY BANK AG

UNICREDIT BANK GMBH

(as Coordinating Bookrunners and Mandated Lead Arrangers)

BNP PARIBAS S.A. NIEDERLASSUNG DEUTSCHLAND

LANDESBANK BADEN-WÜRTTEMBERG

(as Mandated Lead Arrangers)

HSBC CONTINENTAL EUROPE S.A., GERMANY

(as Agent)

COMMERZBANK AKTIENGESELLSCHAFT

(as Security Agent)

EUR 250,000,000 SENIOR REVOLVING FACILITY AGREEMENT

-i-

24.	Changes to the Lenders	143

25.	Changes to the Obligors	151

SECTION 10 THE FINANCE PARTIES		154

26.	Role of the Agent and the Arrangers	154

27.	Conduct of Business by the Finance Parties	166

28.	Sharing among the Finance Parties	167

SECTION 11 ADMINISTRATION		169

29.	Payment Mechanics	169

30.	Set-Off	173

31.	Notices	174

32.	Calculations and Certificates	177

33.	Partial Invalidity	178

34.	Remedies and Waivers	178

35.	Amendments and Waivers	179

36.	Confidential Information	184

37.	Confidentiality of Funding Rates	189

38.	Borrowing for own Benefit	191

SECTION 12 GOVERNING LAW AND ENFORCEMENT		192

39.	Governing Law	192

40.	Enforcement	192

41.	Contractual recognition of bail-in	193

42.	Acknowledgement Regarding Any Supported QFCs	196

43.	Conclusion Of This Agreement (Vertragsschluss)	197

44.	Italian Transparency Provisions	198

Schedule 1 The Original Lenders		199

Schedule 2 Conditions Precedent		204

Schedule 3 Requests		211

Schedule 4 Form of Transfer Certificate		216

Schedule 5 Form of Accession Letter		219

Schedule 6 Form of Resignation Letter		220

Schedule 7 Form of Compliance Certificate		221

Schedule 8 Form of Confidentiality Undertaking		223

Schedule 9 Timetables		229

Schedule 10 Form of Increase Confirmation		230

Schedule 11 Form of Accordion Increase Confirmation		233

Schedule 12 Form of Process Agent Appointment Letter		236

Schedule 13 Form of Maximum Amount Guarantee		237

-ii-

THIS AGREEMENT is dated 30 July 2024 and made

BETWEEN:

(1)

EVOTEC SE, a European stock corporation (Societas Europaea), having its registered address at Essener Bogen 7, 22419 Hamburg, Germany, and registered with the commercial register (Handelsregister) kept with the local court (Amtsgericht) of Hamburg under number HRB 156381 as company (the Company), original borrower (the Original Borrower) and original guarantor (the Original Guarantor);

(2)

COMMERZBANK AKTIENGESELLSCHAFT, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC CONTINENTAL EUROPE S.A., GERMANY, MORGAN STANLEY BANK AG and UNICREDIT BANK GMBH as coordinating bookrunners and mandated lead arrangers (the Coordinators);

(3)	BNP PARIBAS S.A. NIEDERLASSUNG DEUTSCHLAND and LANDESBANK BADEN-WÜRTTEMBERG as mandated lead arrangers (together with the Coordinators and whether acting individually or together the Arrangers);
(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders);
(5)	HSBC CONTINENTAL EUROPE S.A., GERMANY as facility agent of the other Finance Parties (the Agent); and
(6)	COMMERZBANK AKTIENGESELLSCHAFT as security agent (the Security Agent).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

Accelerated Default means an Event of Default in relation to which the Agent has delivered a notice pursuant to paragraph (i)(A), (B) or (C) of Clause 23.17 (Acceleration);

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of at least BBB, Baa2 or equivalent from at least two Rating Agencies;

Accession Letter means a document substantially in the form set out in Schedule 5 (Form of Accession Letter);

Accordion Increase Amount means the amount of any increase to the Commitment requested by the Company in an Accordion Increase Request;

Accordion Increase Confirmation means a document substantially in the form set out in Schedule 11 (Form of Accordion Increase Confirmation);

Accordion Increase Date has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Accordion Increase Date 1 has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Accordion Increase Date 2 has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Accordion Increase Lender has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Accordion Increase Request means a document substantially in the form set out in Part C (Accordion Increase Request) of Schedule 3 (Requests);

Accordion Initial Allocation has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Accordion Initial Increase Amount has the meaning given to that term in Clause 2.3 (Increase – Accordion Option);

Additional Adjustments has the meaning given to it in Clause 7.8 (Allocation of Maximum Amount Guarantee).

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors);

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors) and the provisions of the Guarantee and Security Trust Agreement;

Additional Obligor means an Additional Borrower or an Additional Guarantor;

Adjusted EBITDA has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

Advance means any cash or proceeds received by any member of the Group by any Lender.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

Agent’s Spot Rate of Exchange means:

(a)	the Agent’s spot rate of exchange; or
(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11:00 a.m. (Frankfurt am Main time) on a particular day.

Agreed Security Principles has the meaning given to such term in the Guarantee and Security Trust Agreement;

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility;

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility;

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility;

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities);

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities);

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balances);
(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility including the face amount of any Maximum Amount Guarantee; and
(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

Anti-Bribery and Corruption Laws means all anti-bribery and corruption laws and regulations including but not limited to the US Foreign and Corrupt Practices Act 1977 and the United Kingdom Bribery Act 2010, in each case if and to the extent applicable to an Obligor or Material Subsidiary;

Anti-Money Laundering Laws means the German Money Laundering Act (Geldwäschegesetz), the US Money Laundering Control Act of 1986 and all other anti-money laundering, related or similar laws, rules or regulations issued, administered or enforced by the US, the United Kingdom, the European Union or any of its member states, or any other country or governmental agency having jurisdiction over any Obligor or any Material Subsidiary, in each case if and to the extent applicable to an Obligor or a Material Subsidiary;

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

Availability Period means the period from and including the date of this Agreement to and including the date falling one (1) month prior to the Termination Date;

Available Commitment means a Lender’s Commitment minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans and the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and
(b)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitments in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date, provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from that Lender’s Commitment:

(i)	that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and
(ii)	that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

Available Credit Balance means in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility;

Available Facility means the aggregate for the time being of each Lender’s Available Commitment;

Base Currency means EUR.

Base Currency Amount means:

(a)	in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan; and
(b)

in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement),

as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan, or (as the case may be) cancellation or reduction of an Ancillary Facility.

Board means the Board of Governors of the Federal Reserve System of the US;

Borrower means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 7.11 (Affiliates of Borrowers);

Break Costs means, in respect of a Loan, the amount (if any) by which:

(a)	the interest (excluding the Margin and utilisation fee pursuant to Clause 13.5 (Utilisation fee)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Hamburg, Duesseldorf, London, Munich and Stuttgart and (in relation to any date for payment or purchase of euro) which is a TARGET Day;

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of Transaction Security;

Code means the US Internal Revenue Code of 1986;

Commitment means:

(a)

in relation to an Original Lender, the amount in the Base Currency set out opposite its name under the heading “Commitment (EUR)” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option),

in each case, to the extent not cancelled, reduced or transferred by it under this Agreement;

Commitment Letter means the commitment letter dated 28 June 2024 between among others, the Arrangers and the Company;

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate);

Confidential Information means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that

Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate;

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 8 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent;

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)administrative or technical error; or

(B)a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Designated Gross Amount means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft;

Designated Net Amount means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft;

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

Eligible Institution means:

(a)

at any time an Event of Default is continuing: a bank or any regulated financial institution that is licensed or otherwise legally entitled to conduct lending business in Germany under applicable German banking supervisory laws or an insurer or re-insurer;

(b)

at any time a Material Event of Default is continuing: a bank, any regulated financial institution, a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or an insurer or re-insurer;

(c)	at any other time:
(i)	a bank or any regulated financial institution that:
(A)	has a long-term credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two Rating Agencies; and
(B)	is licensed or otherwise legally entitled to conduct lending business in Germany under applicable German banking supervisory laws; and
(ii)	in addition, in case of sub-participations only: an insurer or re-insurer; and
(d)	(except for the purposes of paragraph (e) of Clause 9.5) with the prior consent of the Company: any other person.

ERISA means the US Employee Retirement Income Security Act of 1974, and any successor statute, and all regulations promulgated thereunder;

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any member of the Group, is treated as a single employer at any relevant time under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA (or, solely for the purposes of any requirement of or provision under the Code, Section 414(m) and (o) of the Code);

ERISA Event means:

(a)	any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30 day notice period is waived);
(b)	the occurrence of a prohibited transaction with respect to a Pension Plan within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available;
(c)	with respect to any Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived;
(d)	the filing of an application pursuant to Section 412(c) of the Code or Section 302 of ERISA for a waiver of the minimum funding standard with respect to any Pension Plan;
(e)	the withdrawal from a Pension Plan by a member of the Group or ERISA Affiliate that is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) subject to Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(f)	the filing of a notice of intent to terminate a Pension Plan under Section 4041 of ERISA or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA;
(g)

the commencement of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan, or an event or condition which could reasonably be expected to constitute grounds for the termination of or the appointment of a trustee to administer a Pension Plan, under Section 4042 of ERISA;

(h)

a complete or partial withdrawal by any member of the Group or ERISA Affiliate under Sections 4203 or 4205 of ERISA from a Multiemployer Plan, or the failure to make any required contribution to a Multiemployer Plan;

(i)

a determination that a Multiemployer Plan is or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), or “at-risk” or in “endangered” or “critical” status (within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA);

(j)	the receipt by any member of the Group or any of its ERISA Affiliate of any written notice of the imposition of withdrawal liability;
(k)	the imposition of a lien under Section 303(k)(1)(A) of ERISA with respect to any Pension Plan; or
(l)

the occurrence of any event or condition that results in or could reasonably be expected to result in the imposition of any liability under Title IV of ERISA upon any member of the Group or any of its ERISA Affiliates, other than PBGC premiums due but not delinquent under Section 4007 of Title IV of ERISA;

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero;

Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default);

Excluded Jurisdiction means Peoples’ Republic of China, India and Russia.

Excluded Subsidiary means a member of the Group:

(a)	for which becoming a Guarantor is not within the legal capacity of the relevant member of the Group, unlawful or contrary to a mandatory regulation requirement;
(b)

for which becoming a Guarantor, or that guarantee being enforced, would result in a reasonably likely risk of personal or criminal liability for or breach of fiduciary duties of that person’s directors or other management that cannot be mitigated by a market standard limitation language (other than risks regularly associated with the functions of a director or manager); or

(c)	which is incorporated in an Excluded Jurisdiction.

Extension Request means a request for the extension of the Termination Date in respect of the Facility pursuant to Clause 3 (Extension Option), substantially in the form of Part B (Extension Request) of Schedule 3 (Requests);

Facility means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility);

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices and/or entity/ies through which it will perform (all or certain of) its obligations under this Agreement;

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA;

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction;

Fee Letter means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arrangers, the Original Lenders and/or the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 13 (Fees); and

(b)

any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase) paragraph (n) of Clause 2.3 (Increase – Accordion Option) or Clause 13.4 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document;

Finance Document means this Agreement, the Commitment Letter, the Guarantee and Security Trust Agreement, any Accession Letter, any Guarantor Accession Letter, any Ancillary Document, any Maximum Amount Guarantee, any Compliance Certificate, any Extension Request, any Accordion Increase Request, any Accordion Increase Confirmation, any Transaction Security Document, any Fee Letter, any Increase Confirmation, any Resignation Letter, any Utilisation Request, and any other document designated as such by the Agent and the Company;

Finance Lease means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as finance or capital lease.

Finance Party means the Agent, the Security Agent, the Arrangers, a Lender or an Ancillary Lender;

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit facility (including any dematerialised equivalent);
(c)

any amount raised pursuant to any note purchase facility or the issue of bonds (other than performance bonds), promissory notes (Schuldscheindarlehen), notes, commercial papers, debentures, loan stock or any similar instrument;

(d)	the amount of any liability of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) will be taken into account);

(g)	any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and treated as a borrowing in accordance with applicable GAAP;
(h)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying obligation which falls within one of the other paragraphs of this definition; and

(i)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (h) above;

First Anniversary means the first anniversary of the date of this Agreement;

First Anniversary Extending Lender has the meaning given to that term in Clause 3.1 (Extension Prior to the First Anniversary);

First Anniversary Extension Request has the meaning given to that term in Clause 3.1 (Extension Prior to the First Anniversary);

First Anniversary Non-Extending Lender has the meaning given to that term in Clause 3.1 (Extension Prior to the First Anniversary);

First Extension Date means the date falling one year after the Initial Termination Date;

France means the Republic of France;

French Civil Code means the French Code civil;

French Commercial Code means the French Code de commerce;

French Guarantor means a Guarantor incorporated in France;

French Monetary Code means the French Code monétaire et financier.

French Non-Cooperative Jurisdiction means a non-cooperative State or territory (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Tax Code, as the list may be amended from time to time;

French Tax Code means the French Code général des impôts;

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.3 (Cost of funds);

GAAP means:

(a)	in relation to the Company, the Original Borrower and any other Obligor incorporated or established in Germany, the generally accepted accounting principles in Germany (including IFRS); and
(b)	in relation to the financial statements of any other Obligor, the generally accepted accounting principles in its jurisdiction of incorporation;

Gross Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted;

Group means the Company and its Subsidiaries from time to time;

Guarantee Amount Limit means an amount equal to 3 per cent. of the consolidated total assets of the Group (Bilanzsumme) (determined by reference to the most recent consolidated annual financial statements delivered);

Guarantee and Security Trust Agreement means the guarantee and security trust agreement dated on or about the date hereof between, amongst others, the Company as company, original borrower and original guarantor, the Arrangers as SFA arrangers, the Agent as facility agent, the Security Agent as security agent, the Original Lenders as current SFA lenders and IKB Deutsche Industriebank AG;

Guarantor means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors) and the provisions of the Guarantee and Security Trust Agreement;

Guarantor Accession Letter means a document substantially in the form set out in schedule 1 (Form of Guarantor Accession Letter) of the Guarantee and Security Trust Agreement;

Historic Screen Rate means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 5 (five) days before the Quotation Day;

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary;

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

IKB Loan Agreements means:

(a)

EUR 4,115,000 loan agreement dated 19/25 March 2019 (as amended and restated from time to time and most recently by an amendment agreement dated 19/30 April 2024) between, the Company as borrower and IKB Deutsche Industriebank AG as lender;

(b)

EUR 2,700,000 loan agreement dated 19/25 March 2019 (as amended and restated from time to time and most recently by an amendment agreement dated 19/30 April 2024) between, the Company as borrower and IKB Deutsche Industriebank AG as lender;

(c)

EUR 1,789,000 loan agreement dated 2/16 April 2019 (as amended and restated from time to time and most recently by an amendment agreement dated 19/30 April 2024) between, the Company as borrower and IKB Deutsche Industriebank AG as lender; and

(d)	EUR 20,367,000 loan agreement dated 1 March 2021 between, the Company as borrower and IKB Deutsche Industriebank AG as lender.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)administrative or technical error; or

(B)a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation);

Increase Lender has the meaning given to that term in Clause 2.2 (Increase);

Industry Competitor means any person or entity (or any of its Affiliates) which is a competitor of a member of the Group or whose business is similar to the business of a member of the Group and any controlling shareholder of such persons, provided that, for the avoidance of doubt, this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt;

Initial Adjustments has the meaning given to it in Clause 7.8 (Allocation of Maximum Amount Guarantee);

Initial Termination Date means the date that is three (3) years from the date of this Agreement;

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has instituted against it any order or measure according to Sections 45b(1) (other than section 45b(1) sentence 1 No. 1 and 2), 46 (other than section 46(1) sentence 2 No. 1 and 3), 46b or 46g of the German Banking Act (Kreditwesengesetz) or one or more resolution measures pursuant to Sections 62 et seq. of the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz), however, in each case only if the relevant Finance Party’s ability to comply with its obligations under this Agreement is affected thereby;

(g)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the United Kingdom Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the United Kingdom Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the United Kingdom Banking Act 2009;

(h)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(i)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(j)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within thirty (30) days thereafter;

(k)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (j) above; or
(l)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

Intellectual Property means:

(a)

any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.5 (Default interest and lump sum damages);

Interpolated Historic Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for euro and each of which is as of a day which is no more than five (5) days before the Quotation Day.

Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for euro;

Italian Banking Law means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and supplemented.

Italian Bankruptcy Law means the Italian Royal Decree No. 267 of 16 March 1942, as subsequently amended, supplemented and implemented from time to time (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

Italian Borrower means a Borrower which is incorporated or established in Italy.

Italian Civil Code means the Italian civil code (codice civile), enacted by Royal Decree No. 262 of March 16, 1942, as subsequently amended and supplemented.

Italian Crisis and Insolvency Code means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

Italian Guarantor means a Guarantor which is incorporated under the laws of the Republic of Italy.

Italian Obligor means an Obligor which is incorporated under the laws of the Republic of Italy.

Italian Usury Law means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

Legal Reservations means:

(a)

the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction (including, for the avoidance of doubt, laws relating to the subordination of claims of direct and indirect shareholders, shareholder affiliates and/or group companies);

(b)

the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of undue influence or similar reasons, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(c)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and
(d)

any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Agent under any provision of or otherwise in connection with any Finance Document;

Lender means:

(a)	any Original Lender; and
(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase – Accordion Option) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;

Leverage has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

LMA means the Loan Market Association;

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

Local Facility means a bilateral facility made available by any Ancillary Lender through any of its domestic or foreign branches or any of its Affiliates (a Local Lender) to a Subsidiary of the Company (a Local Borrower) under which (i) the Local Lender and/or the Local Borrower will not become a party to this Agreement and (ii) the Company has provided a Maximum Amount Guarantee (Höchstbetragsgarantie) in favour of the relevant Ancillary Lender and the Local Lender for the liabilities of the Local Borrower under or in connection with the Local Facility;

M&A Spike has the meaning given to that term in Clause 21.2 (Financial condition);

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction);

Margin means the rate per annum determined in accordance with Clause 10.3 (Initial Margin and Margin adjustment);

Margin Stock means “margin stock” within the meaning of Regulation U of the Board;

Material Adverse Effect means a material adverse effect on:

(a)

the business, assets or financial condition of the Company and/or the Group taken as a whole which is reasonably likely to materially adversely affect the ability of any Obligor to perform its payment obligations under any of the Finance Documents; or

(b)

subject to the Legal Reservations, the validity or enforceability of the Finance Documents or any of them or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents, in each case in a way which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole and is, if capable of remedy, not remedied within twenty (20) Business Days of the earlier of (i) the Company becoming aware of the effect or (ii) the giving of notice of the effect by the Agent (for the avoidance of doubt, without double-counting any other applicable remedy period);

Material Acquisition has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

Material Default means any Event of Default under Clause 23.1 (Non-payment), Clause 23.6 (Insolvency), Clause 23.7 (Insolvency proceedings), Clause 23.8 (Creditors’ process) or Clause 23.14 (Repudiation);

Material Event of Default means an Event of Default set out in Clause 23.1 (Non-payment), Clause 23.2 (Financial covenant) (provided that a breach of the financial covenant set out in Clause 21.2 (Financial condition) shall only constitute a Material Event of Default if it is not complied with on two successive Testing Dates), Clause 23.6 (Insolvency), Clause 23.7 (Insolvency proceedings) or Clause 23.8 (Creditors’ process);

Material Subsidiary means a Subsidiary of the Company whose unconsolidated revenues (Umsatzerlöse) (excluding all intra-Group items and investments in Subsidiaries of any member of the Group) or total assets (Aktivvermögen) represent at least 5 per cent. of consolidated revenues (Umsatzerlöse) or total assets (Aktivvermögen) determined on the basis of the most recent annual Compliance Certificate supplied by the Company and the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group;

Maximum Amount Guarantee means a maximum amount guarantee denominated in the Base Curency and governed by German law substantially in the form set out in Schedule 13 (Form of Maximum Amount Guarantee);

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

Multi-account Overdraft means an Ancillary Facility which is an overdraft facility comprising more than one account;

Multiemployer Plan means a Plan that is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA;

Net Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft;

New Extending Lender has the meaning given to that term in Clause 3.3 (General Provisions);

New Lender has the meaning given to that term in Clause 24 (Changes to the Lenders);

Non-Consenting Lender has the meaning given to that term in Clause 35.7 (Non-Consenting Lender);

Non-Extending Lender has the meaning given to that term in Clause 3.3 (General Provisions);

Non-Obligor means a member of the Group which is not an Obligor;

Obligor means a Borrower or a Guarantor;

Obligors’ Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent);

Original Additional Guarantor has the meaning given to that term in paragraph (f) of Clause 22.14 (Guarantors);

Original Financial Statements means the most recent audited consolidated and unconsolidated annual financial statements of each of:

(a)	the Company and the Original Additional Guarantors (other than Evotec International GmbH and Evotec (UK) Limited) for the financial year which ended on 31 December 2023; and
(b)	Evotec International GmbH and Evotec (UK) Limited for the financial year which ended on 31 December 2022).

Original Guarantor means the Company, qualified as such also in the Guarantee and Security Trust Agreement;

Original Obligor means the Original Borrower or the Original Guarantor;

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

Party means a party to this Agreement;

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions;

Pension Plan means a Plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code and that is sponsored or maintained by any member of the Group or ERISA Affiliate or to which any member of the Group or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years;

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which any member of the Group or ERISA Affiliate sponsors, maintains or contributes to or with respect to which any member of the Group or ERISA Affiliate has any liability;

Qualifying Lender has the meaning given to it in Clause 14 (Tax gross-up and indemnities);

Quotation Day means, in relation to any period for which an interest rate is to be determined (if the currency is euro) two TARGET Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days));

Rating Agency means either of Moody’s Investors Service Limited, Standard and Poor’s Global Ratings or Fitch Ratings Ltd;

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

Relevant Market means, in relation to euro, the European interbank market;

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

Relevant Period has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

Repeating Representations means each of the representations set out in Clauses 19.1 (Status) to 19.7 (Governing law and enforcement), Clause 19.10 (No default), Clause 19.13 (Pari passu ranking) and paragraph (b)

of Clause 19.16 (Sanctions, anti-corruption, anti-bribery and anti-money laundering);

Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate;

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

Resignation Letter means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter);

Response Deadline has the meaning given to that term in paragraph (b) of Clause 2.3 (Increase – Accordion Option);

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan; and
(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan;

Sanctioned Territory means, at any time, a country or territory which is subject to general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include (but are not limited to) Cherson,

Crimea, so-called “Donetsk People’s Republic”, so-called “Luhansk People’s Republic” and Zaporizhja (each as defined and construed in the applicable Sanctions by the relevant Sanctions Authority), Cuba, Iran, North Korea and Syria;

Sanctions means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority;

Sanctions Authority means any of:

(a)	the government of the US;
(b)	the United Nations;
(c)	the European Union and each of its member states;
(d)	the United Kingdom;
(e)	the Federal Republic of Germany;
(f)	any jurisdiction of incorporation of any Obligor; or
(g)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the US Department of State and His Majesty’s Treasury or any other relevant sanctions authority;

Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by His Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time;

Sanctions Restricted Person means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);
(b)	that is, or is part of, a government of a Sanctioned Territory;
(c)	that is domiciled, resident, registered as located or having its place of business in, or is incorporated under the laws of, a Sanctioned Territory; or
(d)	that is directly or indirectly owned or controlled by, or acting on behalf of, one or more persons referred to in (a), (b) and/or (c) above.

For the purpose of this definition ownership is given if an entity is owned by another person or entity by 50 per cent. or more of the proprietary rights;

Screen Rate means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the LSEG screen (or any replacement LSEG page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of LSEG. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company;

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders, and the Obligors’ Agent materially changed;

(b)

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors’ Agent) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than ten (10) Business Days; or
(d)	in the opinion of the Majority Lenders and the Obligors’ Agent, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

Second Anniversary means the second anniversary of the date of this Agreement;

Second Anniversary Extending Lender has the meaning given to that term in Clause 3.2 (Extension Prior to the Second Anniversary);

Second Anniversary Extension Request has the meaning given to that term in Clause 3.2 (Extension Prior to the Second Anniversary);

Second Anniversary Limited Extending Lender has the meaning given to that term in Clause 3.2 (Extension Prior to the Second Anniversary);

Second Anniversary Non-Extending Lender has the meaning given to that term in Clause 3.2 (Extension Prior to the Second Anniversary);

Second Extension Date has the meaning given to that term in Clause 3.2 (Extension Prior to the Second Anniversary);

Security means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest having a right in rem effect (dingliche Wirkung);

Shortfall Accordion Increase Lender has the meaning given to that term in paragraph (e) of Clause 2.3 (Increase – Accordion Option);

Shortfall Amount has the meaning given to that term in paragraph (d) of Clause 2.3 (Increase – Accordion Option);

Separate Loan has the meaning given to that term in Clause 8 (Repayment);

Specified Time means a day or time determined in accordance with Schedule 9 (Timetables);

Subsidiary means a subsidiary within the meaning of sections 16 and 17 German Stock Corporation Act (Aktiengesetz);

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system;

TARGET Day means any day on which T2 is open for the settlement of payments in euro;

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

Tax Deduction has the meaning given to that term in Clause 14.1 (Definitions);

Termination Date means the Initial Termination Date, extended as applicable in accordance with Clause 3 (Extension Option);

Testing Date has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

Total Commitments means the aggregate of the Commitments being EUR 250,000,000 at the date of this Agreement;

Total Consideration has the meaning given to that term in Clause 21.1 (Definitions and interpretation);

Transaction Security means the Security created or expressed to be created in favour of the Security Agent (or the Finance Parties, as applicable) pursuant to the Transaction Security Documents;

Transaction Security Documents means each of the documents set out as being a Transaction Security Document in Clause 22.14 (Guarantors) and any document required to be delivered to the Agent under paragraph 2(f) of Part B of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company;

Transfer Date means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

Umbrella Facility is an Ancillary Facility which is made available to the Company as prerequisite for the provision of credit to its Subsidiaries, if and to the extent that the Company has provided a Maximum Amount Guarantee for the liabilities of any of its Subsidiaries under or in connection with a related Local Facility or related Local Facilities, as the case may be. For the purposes of this Agreement (unless expressly provided otherwise therein), the relevant Ancillary Documents will determine whether the Umbrella Facility will be deemed utilised (i) in the amount of the Maximum Amount Guarantee provided in connection with the relevant Local Facility or Local Facilities or (ii) in the total amount of Local Facility or Local Facilities provided under such Maximum Amount Guarantee, as the case may be. If the relevant Ancillary Documents do not contain a corresponding regulation, alternative (i) applies;

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;

US means the United States of America;

US Bankruptcy Code means the US Bankruptcy Code (Title 11 of the US Code);

US Bankruptcy Law means the US Bankruptcy Code and any other US Federal or State bankruptcy, insolvency or similar law;

US Obligor means an Obligor organised or formed under US federal law or the law of any State of the US;

Utilisation means a utilisation of the Facility;

Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made;

Utilisation Request means a notice substantially in the form set out in Part A of Schedule 3 (Requests);

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

(c)	any value added tax imposed by the United Kingdom Value Added Tax Act 1994.

1.2Construction

(a)	Unless a contrary indication appears, any reference in this Agreement (and in relation to sub-paragraph (iv) below in relation to any Finance Document) to:
(i)

the Agent, the Arranger, any Finance Party, any Lender, any Ancillary Lender, any Obligor, any Party or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	assets includes present and future properties, revenues and rights of every description;
(iii)

director includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(v)	a group of Lenders includes all the Lenders;
(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(x)	a time of day is a reference to Düsseldorf time.
(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Borrower providing cash cover for an Ancillary Facility means a Borrower paying an amount in the currency of the relevant Ancillary Facility to an account (which must not be an account bearing negative interest) in the name of that Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;
(ii)

until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)

that Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(f)	A Borrower repaying or prepaying Ancillary Outstandings means:
(i)	that Borrower providing cash cover in respect of those Ancillary Outstandings; or
(ii)	the maximum amount payable under that Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)

the Ancillary Lender has confirmed to the Agent that it shall no longer have any claims against the Lenders or any other Finance Party under this Agreement in respect to those Ancillary Outstandings; or

(iv)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility; or

(v)

the implementation of any other arrangement, including the delivery of a counter-guarantee or any agreement pursuant to which the Ancillary Outstandings shall be continued on a bilateral basis, in each case as agreed with the relevant Ancillary Lender, and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.
(h)	A Default, an Event of Default, a Material Default and a Material Event of Default is continuing if it has not been remedied or waived.
(i)

Subject to Clause 35.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(j)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(k)	Nothing in this Agreement shall be construed as to exclude the liability of any person for its own wilful misconduct (Vorsatz).

1.3Currency symbols and definitions

€, EUR and euro denote the single currency of the Participating Member States.

1.4Basket testing

(a)

Any amounts incurred or transactions undertaken on the basis of any basket, test or permission where an element is set by reference to a percentage of total consolidated assets or consolidated assets of the Group (Total Assets Based Basket) shall (provided that such amounts or transactions are, at the time of incurrence or undertaking, duly and properly incurred or undertaken in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred or undertaken without the occurrence of an Event of Default even in the event that such Total Assets Based Basket subsequently decreases by virtue of operation of that calculation.

(b)

Notwithstanding any other provisions to the contrary in this Agreement or any other Finance Document, any financial definition or incurrence based permission, test or basket (including a Total Asset Based Basket or the calculation of the Leverage) shall be calculated against the latest (i) audited consolidated annual financial statements of the Company delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) or (ii) (except in the case of any Total Asset Based Basket) unaudited consolidated quarterly financial statements of the Company delivered pursuant to paragraph (b) of Clause 20.1 (Financial statements), whichever are most recently delivered to the Agent.

1.5English language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6French terms

(a)	In this Agreement, where it relates to a French entity and unless expressly provided to the contrary, a reference to:
(i)

a director includes a reference to a member of the board of directors (conseil d’administration), a member of a supervisory board (comité de surveillance or conseil de surveillance), an administrateur, a gérant, a member of a management board (conseil de gérance) or a member of a directoire;

(ii)	acting in concert has the meaning given in article L.233-10 of the French Commercial Code;
(iii)

a composition, compromise, assignment, arrangement with any creditor or similar arrangement with any creditor includes a procédure de conciliation or a mandat ad hoc under “Livre VI” of the French Commercial Code;

(iv)	a company controlled has the meaning ascribed to such term by Article L. 233-3 I, 1° and 2° of the French Commercial Code;
(v)	constitutional documents means the most recent statuts of the relevant entity;

(vi)	financial assistance has the meaning given in article L. 225-216 of the French Commercial Code;
(vii)

a guarantee includes any cautionnement, aval and any guarantee which is independent from the debt to which it relates and any type of sûreté personnelle as defined in article 2287-1 of the French Civil Code;

(viii)	gross negligence includes a faute lourde;
(ix)	a lease includes an opération de crédit-bail;
(x)

a liquidator, receiver, administrative receiver, administrator, trustee, compulsory manager or other similar officer includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (iii) above or (xix) below;

(xi)	a person being unable to pay its debts as they fall due includes that person being in a state of cessation des paiements (within the meaning of article L. 631-1 of the French Commercial Code);
(xii)	merger includes any fusion implemented in accordance with articles L. 236-1 to L. 236-17 and L. 236-31 to L.236-45 of the French Commercial Code;
(xiii)	a moratorium includes a moratorium under a conciliation procedure in accordance with articles L. 611-4 to L. 611-16 of the French Commercial Code;
(xiv)

a reconstruction includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any merger (fusions) or demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-53 of the French Commercial Code;

(xv)	a security or security interest includes any type of security (sûreté réelle), transfer or assignment by way of security and fiducie- sûreté;
(xvi)	a transfer includes any means of transfer of rights and/or obligations under French law;
(xvii)	trustee, fiduciary and fiduciary duty has in each case the meaning given to that term under any applicable law;
(xviii)	wilful misconduct includes dol; and

(xix)

a winding-up, dissolution, administration or reorganisation includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde (including the sauvegarde accélérée) under “Livre VI” of the French Commercial Code.

(b)	Notwithstanding any other term of this Agreement or any other Finance Document:
(i)

the representations made (or to be made) under Clause 19 (Representations) and the undertakings to be given under Clause 22 (General Undertakings) by each French Guarantor shall be made for itself and, where provided for, for each of its Subsidiaries only; and

(ii)

the obligations of any French Guarantor under this Agreement will not extend beyond a point where they would constitute a provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets or corporate credit within the meaning of article L. 242-6, L. 241-3 or L. 244-1 of the French Commercial Code (or other applicable similar prohibitions).

1.7Italian terms

In this Agreement, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; (v) which carries on, or has carried on, business; or (vi) that has immovable property, in each case, in Italy, a reference to:

(a)	a “liquidation”, “winding-up”, “administration”, or “dissolution”, includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;
(b)

“insolvency”, “solvency”, “insolvent” and “solvent” shall be interpreted within the meaning of article 2, letter b) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and/or any other analogous Italian Crisis and Insolvency Code provisions entering into force, to the extent relevant and applicable;

(c)	an insolvency proceeding includes:
(i)

any voluntary or involuntary liquidation, winding-up, administration, dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)

any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets;

(iii)

any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, amministrazione straordinaria under Italian Law No. 39 of 18 February 2004 or misure urgenti per la ristrutturazione industriale delle grandi imprese in stato di insolvenza, cessio bonorum, proposte di concordato, concordato in bianco, cessione dei beni ai creditori pursuant to article 1977 of the Italian Civil Code, restructuring plan (piano di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, entering into an accordo di ristrutturazione dei debiti pursuant to article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, a restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, filing a petition for a concordato preventivo or for a concordato semplificato pursuant to article 25-sexies of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, concordato, crisis settlement procedure (composizione negoziata della crisi) pursuant article 12 and ff. of the Italian Crisis and Insolvency Code, accordi di ristrutturazione e piano attestato di gruppo pursuant to article 284 and ff. of the Italian Crisis and Insolvency Code and any equivalent insolvency proceeding under any Italian law or regulation enacted or entered into force after the date of this Agreement, replacing, amending or integrating the Italian Crisis and Insolvency Code, as well as any other procedure set out as procedura di risanamento and/or procedura di liquidazione pursuant to Italian Legislative Decree no. 170 of 21 May 2004. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(iv)	any proceedings or act in any other jurisdiction with the same purposes or effects pursued by the procedures or acts mentioned under sub-paragraph (iii) above,
(d)

a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”. “custodian”, “trustee in bankruptcy”, “judicial custodian”, “conservator” or similar terms includes, without limitation, a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore or any other person (including, without limitation, those persons provided in the Italian Crisis and Insolvency Code provisions once in force) performing the same function of each of the foregoing;

(e)

a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), approving the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the

Italian Crisis and Insolvency Code, or of a simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of a moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan, implementing a piano di risanamento pursuant to article 56 of the Italian Crisis and Insolvency Code, entering into an accordo di ristrutturazione dei debiti pursuant to article 57 of the Italian Crisis and Insolvency Code, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 61 and 62 of the Italian Crisis and Insolvency Code, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	an “attachment” or “order” includes, without limitation, a pignoramento or a sequestro;
(g)	a “lease” includes a contratto di locazione or comodato;
(h)	a “matured obligation” and “an obligation being due” includes, without limitation, any credito liquido ed esigibile and credito scaduto;
(i)	a reference to financial assistance means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;
(j)	“wilful misconduct” or “wilful breach” (or similar expression) shall be construed as the Italian expression dolo;
(k)	a “security” or a “lien” that relates to a security governed by Italian law includes, without limitation, any pegno (including, to the extent implemented under Italian law, the pegno mobiliare non possessorio pursuant to Italian Law Decree No. 59 of 3 May 2016 converted into law no. 119 dated 30 June 2016), ipoteca, privilegio (including the privilegio speciale pursuant to Article 46 of the Italian Banking Law), cessione del credito in garanzia, diritto reale di garanzia, finanziamento alle imprese garantito da trasferimento di bene immobile sospensivamente condizionato pursuant to Italian Law Decree No. 59 of 3 May 2016 converted into law no. 119 dated June 30, 2016 and any other garanzia reale or other transactions having the same effect as each of the foregoing;

(l)	a “guarantee”, if referred to a guarantee governed by Italian law includes, without limitation, any fideiussione, garanzia a prima domanda or garanzia personale;
(m)	a “limited liability company” means società a responsabilità limitata; and
(n)	a “joint stock company” means società per azioni.

1.8 Relevant Restructuring Event

(a)	Notwithstanding anything to the contrary in this Agreement, the Finance Parties are not entitled to:
(i)	cancel any of their Commitments;
(ii)	terminate or cancel this Agreement or the Facility;
(iii)	refuse to make a Utilisation;
(iv)	cancel, accelerate, declare due and payable or cause repayment or prepayment of any amounts owing under this Agreement or any other Finance Document prior to its stated maturity; or
(v)	otherwise withhold performance or terminate, accelerate or, in any other way, modify this Agreement or any other Finance Document to the detriment of an Obligor,

solely by reason of the occurrence of an applicable Relevant Restructuring Event in relation to any Obligor, in each case if and to the extent such rights, remedies and/or measures are restricted or excluded by any applicable Relevant Termination Restriction.

(b)	Nothing in this Clause 1.8 shall limit or exclude:
(i)	any of the obligations of an Obligor under this Agreement or any other Finance Document; or

(ii)	any of the rights, remedies or entitlements of the Finance Parties:
(A)	against an Obligor arising on, or being available because of, any ground other than the occurrence of any applicable Relevant Restructuring Event; or
(B)	being available under any applicable law (including section 55 paragraph 3 of the StaRUG).
(c)	In this Clause 1.8:

COMI means, in relation to a person, its centre of main interests (as that term is used in article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation) or any establishment (as that term is used in article 2(10) of the Regulation) of that person.

EU Restructuring Directive means the Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

Relevant Termination Restriction means:

(i)	if the Company has its COMI in Germany, section 44 paragraph 1 of the StaRUG; and
(ii)

if the Company has its COMI in a member state of the European Union (other than Germany), Iceland, Liechtenstein or Norway, the law or regulation of that member state of the European Union, Iceland, Liechtenstein or Norway, as the case may be, which implements paragraph 5 of article 7 (Consequences of the stay of individual enforcement actions) of the EU Restructuring Directive.

Relevant Restructuring Event means:

(i)	if an Obligor has its COMI in Germany, any StaRUG Event; and
(ii)

if an Obligor has its COMI in a member state of the European Union (other than Germany), Iceland, Liechtenstein or Norway, any event in relation to which the law or regulation of that member state of the European Union, Iceland, Liechtenstein or Norway, as the case may be, which implements paragraph 5 of article 7 (Consequences of the stay of individual enforcement actions) of the EU Restructuring Directive restricts or excludes a creditor’s rights, remedies and/or measures vis-à-vis the relevant debtor(s) which are or become available or exercisable by reason of such event.

StaRUG means the German Act on the Stabilisation and Restructuring Framework for Companies (Unternehmensstabilisierungs- und- restrukturierungsgesetz).

StaRUG Event means, in relation to a person which has its COMI in Germany, a restructuring matter (Restrukturierungssache) being pending (rechtshängig) against that person or that person utilising any tools of the restructuring or stabilisation framework (Instrumente des Stabilisierungs- und Restrukturierungsrahmens) pursuant to the StaRUG.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1The Facility

(a)	Subject to the terms of this Agreement the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments.
(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Commitment available to any Borrower as an Ancillary Facility.

2.2Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)	the Available Commitment of a Defaulting Lender in accordance with paragraph (h) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or
(ii)	the Commitment of a Lender in accordance with:
(A)	Clause 9.1 (Illegality); or
(B)	paragraph (a) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in euro of up to the amount of the Available Commitment or Commitment so cancelled, as follows:

(1)

the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an Increase Lender) selected by the Company (each of which is not a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(2)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(3)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and
(5)

any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to the Facility will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(d)

The Company shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.3 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) if the increase was a transfer pursuant to Clause 24.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) and if the Increase Lender was a New Lender.

(f)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (f).

(g)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(h)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that “Increase Lender”;
(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment; and
(iv)

a re-assignment and re-assignment and re-transfer by assumption of contract (Vertragsübernahme) were references to respectively an assignment and assignment and transfer by assumption of contract (Vertragsübernahme).

2.3Increase – Accordion Option

(a)

The Company may at any time, but not more than twice in total over the lifetime of the Facility, by delivery to the Agent of a duly completed Accordion Increase Request, request that the Total Commitments be increased, provided that:

(i)	each Accordion Increase Amount must be in a minimum amount of EUR 25,000,000 in respect of any proposed increase of the Total Commitments;
(ii)

after giving effect to the increases requested in all the Accordion Increase Requests, these would not result in the aggregate of all Accordion Increase Amounts to exceed EUR 100,000,000 during the lifetime of the Facility;

(iii)	the Company shall, at the same time as delivering the Accordion Increase Request, confirm to the Agent that:
(A)	all Repeating Representations are true and correct in all material respects by reference to the facts and circumstances then subsisting; and
(B)	no Event of Default has occurred which is continuing on the date of the Accordion Increase Request or would result from such increase in the Total Commitments;
(iv)	the Company must initially only request that the existing Lenders increase their Commitments on a pro rata basis (such a pro rata amount, the Accordion Initial Allocation);
(v)	the respective Accordion Increase Request is delivered during the Availability Period; and
(vi)

any decision whether to increase any Commitment under this Agreement pro rata or in an amount which is less than its pro rata share in the Total Commitments shall be made by each Lender at its sole discretion and no Commitment of a Lender shall be increased without the prior written consent of that Lender and each Lender is free (in its absolute discretion) to agree or not to agree to an Accordion Increase Request.

(b)

Each existing Lender that is willing to increase its Commitment (an Accordion Increase Lender) in an amount equal to its Accordion Initial Allocation or any lower amount shall, within 15 Business Days of the date of delivery of the Accordion Increase Request by the Company to the Agent (the last day of such 15 Business Days period, the Response Deadline) (which shall be delivered by the Agent to the existing Lenders promptly upon delivery to the Agent, together with the indication of the Accordion Initial Allocation for each existing Lender), deliver to the Agent and to the Company a duly completed and countersigned Accordion Increase Confirmation setting out its Accordion Initial Allocation or any lower amount (the aggregate of such committed Accordion Initial Allocations and such committed lower amounts notified by any existing Lenders being the Accordion Initial Increase Amount). Any Lender that fails to deliver to the Agent and Company an Accordion Increase Confirmation shall be deemed to have notified the Agent and Company that it is not willing to increase its Commitment.

(c)

The Commitments of the existing Lenders which have committed to increase their respective Commitments by delivering a duly completed and countersigned Accordion Increase Confirmation until the Response Deadline pursuant to paragraph (b) above shall be increased with binding effect for all Parties in accordance with such Accordion Increase Confirmations with effect from the date which falls two (2) Business Days after the Response Deadline or any later date specified by the Company in the relevant Accordion Increase Request, subject to the execution by the Agent of such Accordion Increase Confirmations and satisfaction of the other conditions set out in this Clause 2.3 (such date being an Accordion Increase Date 1).

(d)

If any existing Lender does not deliver to the Agent and the Company a duly completed and countersigned Accordion Increase Confirmation or delivers a duly completed and countersigned Accordion Increase Confirmation committing only a lower amount than its respective Accordion Initial Allocation pursuant to paragraph (b) above (the resulting difference between the Accordion Increase Amount and the Accordion Initial Increase Amount being the Shortfall Amount), the Company may offer to any existing Lender and/or to one or more other banks or financial institutions selected by the Company (each of which shall not be a member of the Group) that may be willing to become an Accordion Increase Lender to commit the Shortfall Amount (in whole or in part) by delivery of a (further) duly completed Accordion Increase Request.

(e)

Each such existing Lender and/or other bank or financial institution selected by the Company (each of which shall not be a member of the Group) that is willing to become an Accordion Increase Lender with respect to the Shortfall amount (in whole or in part) (each a Shortfall Accordion Increase Lender) shall, within 15 Business Days of the date of delivery of the (further) Accordion Increase Request by the Company to the Agent in accordance with the preceeding paragraphs of this Clause 2.3, deliver to the Agent and the Company a duly completed and countersigned Accordion Increase Confirmation in respect of any such Commitment that it is willing to make available in respect of the Shortfall Amount.

(f)

Each such other bank or financial institution selected by the Company (each of which shall not be a member of the Group) that is willing to become an Accordion Increase Lender by delivering a duly completed and countersigned Accordion Increase Confirmation pursuant to paragraphs (d) and (e) above shall be construed as an “Accordion Increase Lender” for the purposes of this Clause 2.3, subject to it becoming a Party as a “Lender” pursuant to paragraph (j)(iii) of this Clause 2.3.

(g)

The Commitments of the Shortfall Accordion Increase Lenders which have committed to increase their respective Commitments or assume new Commitments (as applicable) by delivering a duly completed and countersigned Accordion Increase Confirmation pursuant to paragraph (e) above shall be increased or assumed (as applicable) with binding effect for all Parties in accordance with such Accordion Increase Confirmations with effect from the date which falls two (2) Business Days after the relevant Response Deadline or any later date specified by the Company in the relevant Accordion Increase Request, subject to the execution by the Agent of such Accordion Increase Confirmations and satisfaction of the other conditions set out in this Clause 2.3 (such date being an Accordion Increase Date 2 and together with the relevant Accordion Increase Date 1, an Accordion Increase Date).

(h)

The Agent shall, subject to paragraph (i) below, as soon as reasonably practicable after receipt by it of a duly completed Accordion Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Increase Confirmation.

(i)

The Agent shall only be obliged to execute an Accordion Increase Confirmation delivered to it by an Accordion Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Accordion Increase Lender.

(j)	On the relevant Accordion Increase Date:
(i)

each Accordion Increase Lender shall assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(ii)

each of the Obligors and any Accordion Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iii)

each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall become a Party as a “Lender” and each Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume; and

(iv)	the Commitments of the other Lenders shall continue in full force and effect.
(k)

Each Accordion Increase Lender, by executing an Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(l)

The Company shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.3.

(m)

The Accordion Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.3 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) if the increase was a transfer pursuant to Clause 24.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) and if the Accordion Increase Lender was a New Lender.

(n)	The Company may pay to the Accordion Increase Lender a fee in the amount and at the times agreed between the Company and the Accordion

Increase Lender in a letter between the Company and the Accordion Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (n).

(o)	Neither the Agent nor any Lender shall have any obligation to find an Accordion Increase Lender. No Lender shall be under any obligation to execute any Accordion Increase Confirmation.
(p)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Accordion Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that “Accordion Increase Lender”; and
(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment; and
(iv)

a re-assignment and re-assignment and re-transfer by assumption of contract (Vertragsübernahme) were references to respectively an assignment and assignment and transfer by assumption of contract (Vertragsübernahme).

2.4 Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5 Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent (and, as to each Italian Obligor, as its “mandatario con rappresentanza” pursuant to Italian law, with express consent pursuant to articles 1394 and 1395 of the Italian Civil Code) in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to deliver any Accordion Increase Request, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)

Each Obligor (other than the Company) hereby releases the Company from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

3.	EXTENSION OPTION
3.1	Extension Prior to the First Anniversary
(a)

The Company may request from all Lenders, by delivering to the Agent an Extension Request (the First Anniversary Extension Request) not earlier than 60 days nor later than 30 days before the First Anniversary, that the Initial Termination Date be extended to the First Extension Date.

(b)	The Agent will promptly notify the Lenders following receipt of a First Anniversary Extension Request.
(c)

Each Lender notified under paragraph (b) above must notify the Agent by no later than the date falling fifteen (15) Business Days thereafter whether or not it is willing to extend the Initial Termination Date in respect of its Commitment. If a Lender fails to notify the Agent that Lender will be deemed to have notified the Agent that it is not so willing.

(d)

If each Lender notifies the Agent pursuant to paragraph (c) above that it is willing to extend the Initial Termination Date in respect of its Commitment in accordance with the First Anniversary Extension Request, the Agent shall promptly notify the Company and the Lenders accordingly whereupon the Initial Termination Date for all the Lenders shall be extended with binding effect for all Parties to the First Extension Date.

(e)

If not all of the Lenders notify the Agent pursuant to paragraph (c) above that they are willing to extend the Initial Termination Date in respect of their Commitments in accordance with the First Anniversary Extension Request, then the Agent shall promptly notify the Company and the Lenders accordingly whereupon (subject to Clause 3.2 (Extension Prior to the Second Anniversary)):

(i)

the Initial Termination Date in respect of the Commitment of each Lender that is willing to extend the Initial Termination Date in respect of its Commitment (a First Anniversary Extending Lender) shall be extended in relation to such First Anniversary Extending Lender’s Commitment to the First Extension Date for all purposes hereof and with binding effect for all Parties; and

(ii)

the Initial Termination Date in respect of the Commitment of each Lender that, pursuant to paragraph (c) above, has notified, or is deemed to have notified, the Agent that it is not willing to extend the Initial Termination Date in respect of its Commitment (a First Anniversary Non-Extending Lender) shall not be extended pursuant to this Clause 3.1 (Extension Prior to the First Anniversary).

(f)

In respect of the making of any Loan for which the last day of the relevant Interest Period is to fall after the Initial Termination Date but prior to the First Extension Date, unless, at the relevant time, all Lenders are First Anniversary Extending Lenders, Second Anniversary Limited Extending Lenders or Second Anniversary Extending Lenders, a Borrower shall be deemed to have addressed the relevant Utilisation Request only to the First Anniversary Extending Lenders, Second Anniversary Limited Extending Lenders and Second Anniversary Extending Lenders.

3.2Extension Prior to the Second Anniversary

(a)

Irrespective of whether the Company has delivered a First Anniversary Extension Request and, if delivered, irrespective of whether such First Anniversary Extension Request has resulted in the Initial Termination Date being extended to the First Extension Date in respect of the Commitment of any Lender, the Company may, by delivering to the Agent an Extension Request (the Second Anniversary Extension Request), request each Lender to extend:

(i)	(if the Company has not delivered a First Anniversary Extension Request) the Initial Termination Date to the First Extension Date or Second Extension Date;
(ii)	in the case of a First Anniversary Extending Lender (if any) the First Extension Date by a further period of one year to the Second Extension Date; or
(iii)

in the case of a First Anniversary Non-Extending Lender (if any), the Initial Termination Date applicable to it by a period of one or two years to the First Extension Date or Second Extension Date, respectively, such Extension Request to be delivered to the Agent not earlier than 60 days nor later than 30 days before the Second Anniversary.

(b)	The Agent will promptly notify the Lenders following receipt of a Second Anniversary Extension Request.

(c)

Each Lender notified under paragraph (b) above must notify the Agent by no later than the date falling fifteen (15) Business Days thereafter whether or not it is willing to extend the relevant Termination Date in respect of its Commitment. If a Lender fails to so notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(d)

If the Company has not delivered a First Anniversary Extension Request and each Lender notifies the Agent pursuant to paragraph (c) above that it is willing to extend the Initial Termination Date in respect of its Commitment in accordance with the Second Anniversary Extension Request, the Agent shall promptly notify the Company and the Lenders accordingly whereupon the Initial Termination Date for all the Lenders shall be extended with binding effect for all Parties to the First Extension Date or Second Extension Date (as applicable).

(e)

If, following a Second Anniversary Extension Request given by the Company pursuant to paragraph (a)(ii) or (iii) above, all Lenders notify the Agent that they are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon the Termination Date shall be extended with binding effect for all Parties:

(i)	in the case of each First Anniversary Extending Lender by a further year, to the date falling two years after the Initial Termination Date (the Second Extension Date); or
(ii)	in the case of each First Anniversary Non-Extending Lender:
(A)	where the Company has requested an extension of the Initial Termination Date by one year, to the First Extension Date (each such Lender a Second Anniversary Limited Extending Lender); and
(B)	where the Company has requested an extension of the Initial Termination Date by two years, to the Second Extension Date.
(f)

If, following any notice by the Agent pursuant to paragraph (b) above, not all of the Lenders are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon (subject to the further operation of Clause 3.3 (General Provisions)):

(i)	the then applicable Termination Date in respect of the Commitment of each Lender willing to extend such Termination Date (the Second Anniversary Extending Lenders) shall be extended with binding effect for all Parties in accordance with paragraph (e) above for all purposes hereof; and

(ii)

the then applicable Termination Date in respect of the Commitment of each Lender which has (or is deemed to have) notified the Agent pursuant to paragraph (c) above that it is not willing to extend such Termination Date (the Second Anniversary Non-Extending Lenders) shall not be extended.

(g)

In respect of the making of any Loan for which the last day of the relevant Interest Period is to fall after the First Extension Date but prior to the Second Extension Date, unless, at the relevant time, all Lenders are Second Anniversary Extending Lenders (and none of these are Second Anniversary Limited Extending Lender), a Borrower shall be deemed to have addressed the relevant Utilisation Request only to those Second Anniversary Extending Lenders which are not Second Anniversary Limited Extending Lenders.

3.3General Provisions

(a)

Nothing herein shall oblige any Lender to agree to any extension of any Termination Date applicable to it and nothing herein shall oblige any Lender to agree to any assumption by it of any rights and obligations of any First Anniversary Non-Extending Lender or Second Anniversary Non-Extending Lender (each a Non-Extending Lender).

(b)

Subject to paragraph (c) below, the Commitment of each Lender that is a Non-Extending Lender shall be cancelled and reduced to zero on the relevant Initial Termination Date or First Extension Date (as applicable) and its participation in any Loans (and any relevant Ancillary Outstandings) together with any sums owed to it shall be repaid in full (including any interest accrued thereon) on such date, at which point each such Non-Extending Lender shall cease to be a Lender for the purposes of the Finance Documents and the relevant Interest Period applicable to such Loans shall not extend beyond any such Initial Termination Date or First Extension Date (as applicable).

(c)

The Company may require each First Anniversary Non-Extending Lender and each Second Anniversary Non-Extending Lender at any time following the (actual or deemed) refusal of such Non-Extending Lender (as the case may be) prior to the Termination Date to assign and transfer at par by assumption of contract (Vertragsübernahme) its rights and obligations under this Agreement (or any part thereof) in accordance with Clause 24 (Changes to the Lenders), to:

(i)	in the case of a First Anniversary Non-Extending Lender, any First Anniversary Extending Lender (or any of its Affiliates); and

(ii)	in the case of a Second Anniversary Non-Extending Lender, any Second Anniversary Extending Lender (or any of its Affiliates);

or, in each case, to any other bank or financial institution selected by the Company and which, in each case, is not a member of the Group (each a New Extending Lender) that is willing to accept such assignment and transfer by assumption of contract in accordance with Clause 24 (Changes to the Lenders), and upon such assignment and transfer by assumption of contract the relevant New Extending Lender shall to the extent of such assignment and transfer become a First Anniversary Extending Lender or, after a Second Anniversary Extension Request has been given, a Second Anniversary Limited Extending Lender or a Second Anniversary Extending Lender, as the New Extending Lender may have agreed with the Company. The Non-Extending Lender, as the case may be, shall only be obliged to make an assignment and transfer by assumption of contract to a New Extending Lender (i) if it has completed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment and transfer by assumption of contract to such New Extending Lender and (ii) to the extent such assignment and transfer by assumption of contract does not and will not conflict with any law or regulation applicable to it.

(d)	The Company shall, at the same time as delivering an Extension Request, confirm to the Agent that:
(i)	all Repeating Representations are true and correct in all material respects by reference to the facts and circumstances then subsisting; and
(ii)	no Event of Default has occurred which is continuing on the date of the Extension Request or would result from the proposed Extension Request and relevant extension of the Termination Date therunder.
(e)	Any transfer of rights and obligations of a Non-Extending Lender pursuant to this Clause 3.3 shall be subject to the following conditions:
(i)	neither the Agent nor any Non-Extending Lender shall have any obligation to the Company to find a New Extending Lender; and
(ii)	in no event shall any Non-Extending Lender be required to pay or surrender to the New Extending Lender any of the fees received by the Non-Extending Lender pursuant to the Finance Documents; and

(iii)

the Agent being satisfied that it has complied with all “know your customer” requirements in relation to the assumption of the relevant Commitments by that New Extending Lender. The Agent shall promptly notify the Company and the New Extending Lender upon being so satisfied.

(f)

The Company may pay to any Lender that agrees to any extension of any Termination Date in respect of its Commitment pursuant to this Clause 3 a fee in the amount and at the times agreed between the Company and the respective Lender in a letter between the Company and such Lender setting out that fee, provided that all Lenders agreeing to any extension of any Termination Date pursuant to the same Extension Request shall be treated equally (on a pro rata basis) in respect of the payment of any such fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (f).

4.	PURPOSE

4.1Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Group, including refinancing of existing indebtedness and financing of investments and acquisitions, together with related transaction costs and expenses, but excluding the financing of acquisitions of any shares of the Company (share buy-back transactions).

4.2Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

5.1Initial conditions precedent

(a)

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part A (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5.2Further conditions precedent

Subject to Clause 5.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Accelerated Default and no Material Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	(other than in relation to Rollover Loans) the Repeating Representations made by each Obligor are true and correct in all material respects.

5.3Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 11 or more Loans would be outstanding.
(b)	Any Separate Loan shall not be taken into account in this Clause 5.3.

SECTION 3

UTILISATION

6.	UTILISATION
6.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).
(b)	Only one (1) Loan may be requested in each Utilisation Request.

6.3Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.
(b)

The amount of the proposed Loan must be a minimum of EUR 5,000,000 or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

6.4Lenders’ participation

(a)

If the conditions set out in this Agreement have been met, and subject to Clause 8 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan, subject to the provisions of Clause 3 (Extension Option).

(c)

If a Loan is made to repay Ancillary Outstandings, each Lender’s participation in that Loan will be in an amount (as determined by the Agent and subject to the provisions of Clause 3 (Extension Option)) which will result as nearly as possible in the aggregate amount of its participation in the Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

(d)

The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 29.1 (Payments to the Agent) by the Specified Time.

6.5Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

7.	ANCILLARY FACILITIES
7.1	Type of Facility

An Ancillary Facility may be made available by way of (including, for the avoidance of doubt, any combination of the following):

(a)	an overdraft facility;
(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	an Umbrella Facility;
(e)	a foreign exchange facility; or
(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender,

in each case other than any derivatives and credit collateralisation guarantees (Kreditbesicherungsavale) facilities.

For the purposes of this Agreement (unless expressly provided otherwise therein), the relevant Ancillary Documents will determine whether the Umbrella Facility will be deemed utilised (i) in the amount of the Maximum Amount Guarantee provided in connection with the relevant Local Facility or Local Facilities or (ii) in the total amount of Local Facility or Local Facilities provided under such Maximum Amount Guarantee, as the case may be. If the relevant Ancillary Documents do not contain a corresponding regulation, alternative (i) applies. For the avoidance of doubt, (other than in respect of any commitment fee in respect of an Umbrella Facility or Ancillary Facility or any other fee payable in lieu of such commitment fee) no remuneration will result from this deemed utilisation and any renumeration will only accrue if the relevant Local Facility is utilised in accordance with its terms.

7.2Availability

(a)

If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Commitment as an Ancillary Facility, provided that the aggregate amount of all Ancillary Commitments must not at any time exceed the Base Currency equivalent of EUR 100,000,000. No Lender shall have any obligation to provide all or part of its Commitment as an Ancillary Facility.

(b)

An Ancillary Facility shall not be made available unless, not later than five (5) Business Days (or, with respect to any Ancillary Facility to be made available as of the first Utilisation Date, not later than one (1) Business Day) prior to the Ancillary Commencement Date for an Ancillary Facility (or such other period as may be agreed between the Agent and the Company), the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)	the proposed Borrower or an Affiliate thereof which may use the Ancillary Facility;
(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(C)	the proposed type of Ancillary Facility to be provided;
(D)	the proposed Ancillary Lender;
(E)

the proposed Ancillary Commitment, the maximum amount in the Base Currency of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and
(ii)

any other information (other than the pricing unless required to facilitate an adjustment of Ancillary Facilities in accordance with Clause 7.7 (Adjustment for Ancillary Facilities upon acceleration)) which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(d)	Subject to compliance with paragraph (b) above:
(i)	the Lender or as the case may be Affiliate of a Lender concerned will become an Ancillary Lender; and

(ii)the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.
(b)	Those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)	may allow only Borrowers (and Affiliates of Borrowers pursuant to Clause 7.11 (Affiliates of Borrowers)) to use the Ancillary Facility;
(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)

may not allow the Ancillary Commitment of a Lender to exceed that Lender’s Available Commitment relating to the Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)

must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Facility (or such earlier date as the Commitments of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:
(i)	Clause 32.3 (Day count convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and
(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document in which case that term of this Agreement shall not prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 13.4 (Interest, commission and fees on Ancillary Facilities).

7.4Repayment of Ancillary Facility

(a)

An Ancillary Facility shall cease to be available on the Termination Date applicable to the Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)

If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Available Commitment under the Facility shall be increased accordingly, provided that any outstanding amounts under the expired Ancillary Facility have been (re)paid in full at such time).

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:
(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;
(ii)

the Total Commitments have been cancelled in full, or all outstanding Utilisations under the Facility have become due and payable or the Agent has declared all outstanding Loans immediately due and payable, in each case in accordance with the terms of this Agreement;

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:
(A)the Available Commitments relating to the Facility; and

(B)the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of a Utilisation under the Facility.

(d)	If a Utilisation under the Facility is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and
(b)	in relation to a Multi-account Overdraft:
(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6Local Facilities

(a)

A Local Borrower may utilise a Local Facility in accordance with the requirements of this Agreement with the consent of the relevant Ancillary Lender. A Local Facility shall only be provided under an Umbrella Facility established as an Ancillary Facility under the Facility if it is collateralised by a Maximum Amount Guarantee and such Local Facility may be made available by way of:

(i)	a cash facility (in current account);
(ii)	a guarantee, bonding, documentary or stand-by letter of credit facility;
(iii)	a short term loan facility;
(iv)	a long term loan facility;
(v)	a foreign exchange facility; or
(vi)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender,

in each case other than any derivatives and credit collateralisation guarantees (Kreditbesicherungsavale) facilities). Except as set out in this Clause 7 (Ancillary Facilities), Local Facilities shall not be subject to the provisions of this Agreement, but shall exclusively be governed by the terms agreed between the relevant Local Lender and the relevant Local Borrower.

(b)	The Ancillary Lender of an Umbrella Facility must ensure that the term of the corresponding Local Facility does not exceed the term of the Umbrella Facility.
(c)

Local Facilities must provide, amongst other things, for a termination right of the Local Lender in the event of a termination, cancellation or acceleration pursuant to Clause 23.17 (Acceleration), to the extent legally permitted.

(d)

A Local Facility which may be utilised by way of letters of guarantee or the opening of documentary letters of credit must provide that any letters of guarantee provided or any documentary letters of credit opened thereunder must, at their due date, be cash-collateralised or, subject to the consent of the relevant Local Lender and the Ancillary Lender of whom it is an Affiliate, be secured by third party guarantees securing the claim for cash-collateralisation.

(e)	No member of the Group that is not a Borrower shall derive any rights to utilise the Facility under this Agreement from the fact that it is a borrower under a Local Facility.
(f)

Interest, commission and fees on Local Facilities may be agreed between the Local Lender and the Local Borrower in their free discretion, provided that the terms of any Local Facility must be based upon normal commercial terms at that time.

7.7Adjustment for Ancillary Facilities upon acceleration

(a)In this Clause 7.7:

(i)	Facility Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:
(A)	its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility; and
(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility), including, for the avoidance of doubt, the face amount of any Maximum Amount Guarantee provided in connection with the relevant Local Facility or Local Facilities, as the case may be; and

(ii)	Total Facility Outstandings means the aggregate of all Facility Outstandings.
(b)

If (i) the Agent exercises any of its rights under Clause 23.17 (Acceleration) (other than declaring Loans to be due on demand), (ii) any borrower under an Ancillary Facility does not pay on the due date any amount payable under the relevant Ancillary Facility, (iii) any Facility Outstandings are not repaid on the Termination Date or (iv) any of the events described under Clause 23.6 (Insolvency) occurs in relation to any borrower under an Ancillary Facility, each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Facility Outstandings their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility (including any relevant Maximum Amount Guarantees) to the extent necessary to ensure that after such transfers the Facility Outstandings of each Lender bear the same proportion to the Total Facility Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 23.17 (Acceleration). To the extent a Maximum Amount Guarantee has been issued for the benefit of an Affiliate of an Ancillary Lender, such Ancillary Lender will procure that the transfers required under the preceding sentence are effected by its relevant Affiliate.

(c)

If an amount outstanding under an Ancillary Facility (and/or a Maximum Amount Guarantee) is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Facility Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Facility Outstandings made pursuant to this Clause7.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Facility Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer pursuant to Clause 24.8 (Pro rata interest settlement)).

(e)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender, that has provided a Multi-account Overdraft, shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)

All calculations to be made pursuant to this Clause 7.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange. The settlement of balances under this Clause 7.7 will exclusively be made between the relevant Lenders under the Facility, and not between the Local Lenders.

(g)

This Clause 7.7 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency or in another currency which is acceptable to that Lender.

7.8Allocation of Maximum Amount Guarantee

If, in relation to an Umbrella Facility, a Maximum Amount Guarantee has been issued by the Company and payment has been demanded from the Company but the Company has not met its obligations under such a Maximum Amount Guarantee, any remaining claims under such a Maximum Amount Guarantee will be subject to the initial adjustments by corresponding transfers (to the extent necessary) for the purposes of the adjustment under Clause 7.7 (Adjustment for Ancillary Facilities upon acceleration) (the Initial Adjustments). If and to the extent the Company has met its obligations under such Maximum Amount Guarantee only after the Initial Adjustments have been completed because of such obligations only having become due after such Initial Adjustments, be it due to local law requirements in the jurisdiction of the borrower under the Local Facility or due to any other reason, additional adjustments by corresponding transfers will be completed, with any such additional adjustment now taking into account the fulfilled obligations under such Maximum Amount Guarantee (the Additional Adjustments). Any Additional Adjustment will only be completed within six (6) months after the Termination Date; afterwards, an Additional Adjustment will not take place anymore. If, following an Initial Adjustment or the last Additional Adjustment, payments in relation to the Maximum Amount Guarantee (or Local Facility) are made, the Ancillary

Lender providing the relevant Umbrella Facility is required to reimburse all other relevant Lenders on a pro rata basis.

7.9Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.10Affiliates of Lenders as Ancillary Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Lenders) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).
(c)

An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement and the Guarantee and Security Trust Agreement as an Ancillary Lender and any person which so accedes to this Agreement and the Guarantee and Security Trust Agreement shall, at the same time, become a Party as an “Ancillary Lender” in accordance with clause 13.6 (Creditor Accession Undertaking) of the Guarantee and Security Trust Agreement.

(d)

If a Lender assigns all of its rights and benefits or assigns and transfers by assumption of contract (Vertragsübernahme) all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.11Affiliates of Borrowers

(a)

Subject to the terms of this Agreement any member of the Group which is an Affiliate of a Borrower, may, with the approval of the relevant Lender, become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).
(c)	If:
(i)	a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 25.3 (Resignation of a Borrower); or
(ii)	a member of the Group ceases to be (A) a member of the Group or (B) an Affiliate of a Borrower,

such member of the Group (or former member of the Group, as applicable) shall in each case cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on a “borrower” or “Borrower” under an Ancillary Facility and the relevant borrower or Borrower is a member of the Group which is not a party to that Finance Document, the Company shall ensure that the obligation is performed by the relevant borrower or Borrower.

(e)

Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.12Facility Commitment amounts

Notwithstanding any other term of this Agreement each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or
(b)	the Ancillary Commitment of its Affiliate.

7.13Amendments and waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7) or the Guarantee and Security Trust Agreement. In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT
(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)	one or more Loans are to be made available to a Borrower:
(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and
(B)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(C)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the relevant Borrower will only be required to make a payment under Clause 29.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 29.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(D)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 29.1 (Payments to the Agent); and
(2)

each Lender will be required to make a payment under Clause 29.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five (5) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	PREPAYMENT AND CANCELLATION
9.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender or Ancillary Lender to perform any of its obligations as contemplated by this Agreement, any Ancillary Document or any other Finance Document or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender or Ancillary Lender for that Lender or Ancillary Lender to do so:

(a)	that Lender or Ancillary Lender shall promptly notify the Agent upon becoming aware of that event;
(b)

upon the Agent notifying the Company, the Available Commitment of that Lender and the undrawn Ancillary Commitment of the Ancillary Lender will be immediately cancelled, provided that if it is only unlawful for the Ancillary Lender to perform its obligations as described above, then only the Ancillary Commitments of such Ancillary Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (e) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s and Ancillary Lender’s participation in the Loans and Ancillary Outstandings made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender or Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) and Ancillary Lender’s Ancillary Commitments shall be immediately cancelled in the amount of the participations repaid, provided that if it is only unlawful for the Ancillary Lender to perform its obligations as described above and to the extent that such Ancillary Lender’s participation has not been transferred pursuant to paragraph (e) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall only repay that Ancillary Lender’s participation in the Ancillary Outstandings made to that Borrower on the date specified by the relevant Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Ancillary Lender’s corresponding Ancillary Commitments shall be immediately cancelled in the amount of the participations repaid.

9.2Change of control

(a)	For the purposes of this Clause 9.2:

acting in concert means “gemeinsam handelnd” within the meaning of section 2(5) of the German Securities Acquisition and Take Over Act (Wertpapiererwerbs- und Übernahmegesetz).

Change of Control means:

(1)any person or group of persons acting in concert gaining direct or indirect Control of the Company; or

(2)the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Group.

Control means (A) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Company, or (B) ownership of more than 50 per cent. of the issued share capital of the Company.

(b)	If a Change of Control occurs:
(i)	the Company shall promptly notify the Agent upon becoming aware of that event;
(ii)	upon receipt of a notice from the Company pursuant to paragraph (i) above, the Agent shall promptly notify the Lenders thereof;
(iii)

the Lenders will negotiate in good faith for a period of not more than fifteen (15) Business Days of the Company notifying the Agent pursuant to paragraph (i) or the Agent notifying the Company of becoming aware of a Change of Control above, with a view to achieving the continuation of the Facility (the Negotiation Period);

(iv)

a Lender shall not be obliged to fund any Utilisation during the Negotiation Period and during the twenty (20) Business Days period following immediately after the end of the Negotiation Period (except for a Rollover Loan) and shall not be obliged to fund any Utilisation at any time after it has given notice to the Agent pursuant to paragraph (v) below (including any Rollover Loan);

(v)

if a Lender so requires after the expiry of the Negotiation Period and notifies the Agent within twenty (20) Business Days after the end of the Negotiation Period, the Agent shall, by not less than fifteen (15) Business Days’ notice to the Company (the Notice Period), cancel each Available Commitment of that Lender and declare the participation of that Lender in all Loans and Ancillary Outstandings, together with accrued interest, fees and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon, and to the extent that that Lender has then not been replaced pursuant to paragraph (c) below at the end of the Notice Period, each such Available Commitment will be immediately cancelled, any Commitment and Ancillary Commitment of that Lender shall immediately cease to be available for further utilisation and all such participations in outstanding Loans, Ancillary Outstandings and amounts will become immediately due and payable.

(c)

The Company may replace any Lender which has given notice to the Agent in accordance with paragraph (b)(v) above pursuant to paragraphs (e) to (g) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender) which shall apply mutatis mutandis, provided that the transfer must take place prior to the end of the Notice Period.

9.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount and integral multiple of EUR 5,000,000) of the Available Facility. Any cancellation under this Clause 9.3 shall reduce the Commitments of the Lenders rateably.

9.4	Voluntary prepayment

A Borrower to which a Loan has been made may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 5,000,000 and an integral multiple of EUR 5,000,000). Any prepayment of a Loan pursuant to this Clause 9.4 shall be applied pro rata to each Lender’s participation in that Loan.

9.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (d) of Clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or
(iii)

an amount payable by an Obligor under a Finance Document to a Lender (other than an Original Lender) may not be deducted as a business expense for German income tax purposes because the relevant Lender is a German Non-Cooperative Jurisdiction Finance Party; or

(iv)	any sum payable to any Lender (other than an Original Lender) by a French Guarantor is not or will not be treated as a deductible charge or expense for French tax purposes (at the time the relevant corporate income tax is calculated) for that French Guarantor by reasons of that amount being:

(A)	paid or accured to a Lender (other than an Original Lender) incorporated, domiciled, established or acting through a Facility Office situated in a French Non-Cooperative Jurisdiction; or
(B)	paid to an account opened in the name of or for the benefit of that Lender (other than an Original Lender) in a financial institution situated in a French Non-Cooperative Jurisdiction,

the Company may, whilst the circumstance giving rise to the non-deductibility or the requirement for that increase or indemnification continues, (i) give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or (ii) give the Agent notice of its intention to replace that Lender in accordance with paragraph (e) below.

(b)

If a Lender becomes a Non-Consenting Lender the Company may, whilst the circumstance giving rise to that Lender being a Non-Consenting Lender continues, give the Agent notice of its intention to replace that Lender in accordance with paragraph (e) below, provided that any such replacement of a Non-Consenting Lender shall occur within three (3) months of the reply date of the relevant amendment or waiver request.

(c)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.
(d)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(e)	If:
(i)	any of the circumstances set out in paragraphs (a) or (b) above apply to a Lender; or
(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 9.1 (Illegality) to any Lender,

the Company may, on five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or an Eligible Institution selected by the Company (each of which shall not be a member of the Group) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(f)	The replacement of a Lender pursuant to paragraph (e) above shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender or to accept any such assignment or transfer to itself;
(iii)	in no event shall the Lender replaced under paragraph (e) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;
(iv)

the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (e) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer; and

(v)	in respect of a replacement of a Non-Consenting Lender, such replacement to have occurred within three (3) months from the reply date of the relevant amendment or waiver request.
(g)

A Lender shall perform the checks described in paragraph (f)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (e) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(h)	Right of cancellation in relation to a Defaulting Lender
(i)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent not less than three (3) Business Days’ notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

9.6Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
(g)

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 5.2 (Further conditions precedent) or Clause 5.3 (Maximum number of Loans)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST
10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)Margin; and

(b)EURIBOR.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

10.3	Initial Margin and Margin adjustment
(a)	The Margin as at the date of this Agreement applicable to a Loan is 2.65 per cent. per annum.
(b)

After the financial quarter ending on 31 December 2024, the Margin shall vary in accordance with the grid set out below by reference to the Leverage with no limits on the reduction or increase to be effected on any single reset date:

Leverage	Margin (per cent. per annum)
Greater than 3.50:1	2.85
Greater than 3.00:1 but less than or equal to 3.50:1	2.65
Greater than 2.50:1 but less than or equal to 3.00:1	2.40
Greater than 2.00:1 but less than or equal to 2.50:1	2.15
Greater than 1.50:1 but less than or equal to 2.00:1	1.95

Leverage	Margin (per cent. per annum)
Greater than 1.00:1 but less than or equal to 1.50:1	1.75
Less than or equal to 1.00:1	1.55

provided that:

(i)

any adjustment of the Margin will take effect on the fifth (5th) Business Day after (and including) the date on which the Agent receives the Compliance Certificate pursuant to Clause 20.2 (Compliance Certificate and Material Subsidiaries list) with the relevant set of financial statements (the reset date) and for the first time on the reset date after delivery of the Compliance Certificate supplied with the Company’s financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements) for the financial year ending on 31 December 2024;

(ii)	the Margin in relation to any Unpaid Sum shall be the highest rate per annum specified in the grid above;
(iii)

if and for so long as an Event of Default has occurred and is continuing, the Margin shall revert to its highest level set out in the grid above for a Loan under the Facility. Once that Event of Default is remedied or waived, the Margin will be recalculated on the basis of the most recently delivered quarterly consolidated financial statements and this Clause 10.3 (on the assumption that as at the date such quarterly consolidated financial statements were delivered no Event of Default had occurred or was continuing) with effect from the date of that remedy or waiver; and

(iv)

if following receipt by the Agent of the annual audited consolidated financial statements of the Group and the related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for the Margin applied during the financial year to which those financial statements and Compliance Certificate relate (the relevant period), then:

(A)	if a higher rate of Margin should have applied for any part of the relevant period, the relevant Borrower shall pay to the Agent the amount necessary to put the Lenders in the position they would have been in had the appropriate rate of Margin applied for that part of the relevant period; or

(B)

if a lower rate of Margin should have applied for any part of the relevant period, then the overpayment to a Lender shall be credited against future payments to be made by the Borrowers to that Lender but only to the extent that it has actually received a too high Margin (provided that any such reduction shall only apply to the extent the Lenders which received the overpayment of interest remain Lenders at the date of such reduction and each such remaining Lender will only bear the deduction of the overpayment it received itself).

10.4ESG Margin adjustment

(a)

The Company and the Lenders agree to negotiate in good faith and to implement by no later than the date falling twelve (12) months after the date of this Agreement, an ESG framework and related testing metrics to be included in this Agreement to adjust the Margin based on the Group achieving certain ESG-related metrics or target levels for ESG-related key performance indicators tested on an annual basis, provided that at no time will the Margin be increased or decreased by more than 5 basis points per annum as a result of the application of such ESG framework (the ESG-Framework) and further provided that such ESG-Framework shall not be implemented without the prior consent of all the Lenders.

(b)

The Parties agree that prior to the agreement pursuant to paragraph (a) above, the Facility shall not be considered to be a sustainability linked credit facility and will therefore not appear as such in any communication made by any Party in relation to the Facility.

10.5Default interest and lump sum damages

(a)

If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (d) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)

If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (d) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen.

(c)	Any interest or lump sum accruing under this Clause 10.5 shall be immediately payable by the Obligor on demand by the Agent.
(d)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

10.6Notifications

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan and shall provide to the Company:
(i)	a calculation of the interest which is projected to accrue on any such Loan during its Interest Period no later than five (5) Business Days after the first day of such Interest Period; and
(ii)	a reasonably detailed calculation of any accrued interest payable on any such Loan no later than two (2) Business Days prior to the due date for payment thereof.
(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(c)	This Clause 10.6 (Notifications) shall not require the Agent to make any notifications to any Party on a day which is not a Business Day.

10.7Compounding of Interest Due by a French Guarantor

Any interest due by any French Guarantor and unpaid under the Finance Documents (including any default interest accrued pursuant to Clause 10.5 above) shall be compounded on an annual basis in accordance with the provisions of article 1343-2 of the French Civil Code.

10.8Italian Usury Law

(a)

The rate of interest applicable to any Loan to any Italian Borrower under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of signing of this Agreement is considered in good faith by the Parties to be in compliance with the Italian Usury Law.

(b)

In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest (including default interest, fees, charges, expenses and other costs and any other form of compensation) applicable to any Loan made available to an Italian Borrower, at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Italian Borrower shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

11.	INTEREST PERIODS
11.1	Selection of Interest Periods
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)

Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one (1), three (3) or six (6) Months or of any other period agreed between the Company, the Agent and all the Lenders, provided that the Company may chose a shortened interest period in respect of the first Utilisation so that such Interest Period ends on a Quarter Date.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST
12.1	Unavailability of Screen Rate
(a)

Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Historic Screen Rate: If no Screen Rate is available for EURIBOR for:

(i)the currency of a Loan; or

(ii)the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Historic Screen Rate for that Loan.

(c)

Interpolated Historic Screen Rate: If paragraph (b) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Screen Rate there shall be no EURIBOR for that Loan and Clause 12.3 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Market disruption

If before close of business in Düsseldorf on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR, then Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.3	Cost of funds
(a)	If this Clause 12.3 applies to a Loan for an Interest Period, Clause 10.1 (Calculation of interest ) shall not apply to that Loan for that Interest

Period and the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event, within two (2) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that if such rate is below zero, it shall be deemed to be zero.

(b)

If this Clause 12.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)	If this Clause 12.3 applies pursuant to Clause 12.2 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than EURIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)

If this Clause 12.3 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

(f)	If this Clause 12.3 applies the Agent shall, as soon as is practicable, notify the Company.

12.4Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Company (through the Agent), provide a certificate confirming the amount of its Break Costs, setting out its calculation in reasonable detail, for any Interest Period in which they accrue (but without requiring any such Lender to disclose any confidential or proprietary information in relation to the organisation of its affairs or any business secrets).

13.	FEES
13.1	Commitment fee
(a)

The Company shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of 35 per cent. of the Margin then applicable to Loans on that Lender’s Available Commitment for the period from and including the date of this Agreement until the end of the Availability Period.

(b)

The commitment fee accrued shall be calculated by the Agent for each period ending on the last day of each calendar quarter which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)

The Agent shall notify the Company of the commitment fee accrued and calculated in respect of any period referred to in paragraph (b) above. The Company shall pay such commitment fee to the Agent (for the account of each Lender) not later than on the fifth (5th) Business Day following receipt by the Company of such notification.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on the Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
13.2	Arrangement and participation fees

The Company shall pay to the Agent (for the account of the Arrangers or Original Lenders) arrangement and participation fees in the amounts and at the times agreed in a Fee Letter.

13.3	Agency and Security Agent fee
(a)	The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(b)	The Company shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.
13.4	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

13.5	Utilisation fee
(a)

The Company shall pay to the Agent (for the account of each Lender pro rata to its participation in any Loans) a utilisation fee in the Base Currency for the Utilisation of the Facility (but not for the utilisation of any Ancillary Facility) for each day on which the aggregate amount of the Loans outstanding:

(i)

is greater than 0 per cent. but less than 33 1/3 per cent. of the Total Commitments (less the Ancillary Commitments), computed at the rate of 0.10 per cent. per annum on the aggregate amount of Loans outstanding at such time;

(ii)

is greater than or equal to 33 1/3 per cent. but less than 66 2/3 per cent. of the Total Commitments (less the Ancillary Commitments), computed at the rate of 0.20 per cent. per annum on the aggregate amount of the Loans outstanding at such time; and

(iii)

is greater than or equal to 66 2/3 per cent. of the Total Commitments (less the Ancillary Commitments), computed at the rate of 0.30 per cent. per annum on the aggregate amount of the Loans outstanding at such time, in each case payable:

(A)	each calendar quarter in arrear after the date of this Agreement during the lifetime of the Facility;
(B)	on the Termination Date; and
(C)	if cancelled in full, on the cancelled amount of the Facility at the time the cancellation is effective.
(b)

The Agent shall notify the Company of the utilisation fee accrued and calculated in respect of any period referred to in paragraph (a) above. The Company shall pay such utilisation fee to the Agent (for the account of each Lender) not later than on the fifth (5th) Business Day following the later of (i) receipt by the Company of such notification and (ii) the last day of the relevant period.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES
14.1	Definitions

In this Agreement:

German Borrower means the Company and a Borrower incorporated in Germany;

German Non-Cooperative Jurisdiction means any non-cooperative state or territory (nicht kooperatives Steuerhoheitsgebiet) within the meaning of the German Defense Against Tax Haven Act dated 25 June 2021 (Steueroasen-Abwehrgesetz) (as amended or replaced from time to time);

German Non-Cooperative Jurisdiction Finance Party means a Finance Party other than an Original Lender (i) incorporated, domiciled, established, tax resident, acting through a Facility Office, permanent establishment or office (as the case may be) in a German Non-Cooperative Jurisdiction or (ii) acting for a beneficial owner tax resident in a German Non-Cooperative Jurisdiction;

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

Qualifying Lender means:

(a)	in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	lending through a Facility Office in Germany; or
(ii)	a Treaty Lender,
(b)	in respect of interest payable by any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or
(ii)	a Treaty Lender;

Tax Credit means a credit against, relief or remission for, or repayment of any Tax;

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction;

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity);

Treaty Lender means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)

does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfils, subject to the completion of any necessary procedural formalities, any other condition that must be fulfilled under the applicable Treaty by residents of that Treaty State for such residents to be entitled under the Treaty to a full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest payments; and

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Lender becomes aware that it is not, or has ceased to be, a Qualifying Lender, it shall promptly notify the Agent. If the Agent receives such notification from a Lender it shall promptly notify the Company.

(d)

Subject to the limitations and exclusions below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)

A payment shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction of incorporation of the relevant Borrower if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority;

(ii)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below; or

(iii)	such Tax Deduction is imposed solely because the payment is made to a German Non-Cooperative Jurisdiction Finance Party.
(f)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)	If:
(i)	a Tax Deduction is required by law in respect of a payment made by or on account of an Obligor (the Relevant Obligor) to a Lender under a Finance Document;
(ii)

the Relevant Obligor (or the Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that the Tax Deduction was required and as a result did not make the Tax Deduction either in reliance on the notifications and confirmations provided by the relevant Finance Party pursuant to Clause 14.5 (Lender Status Confirmation) or because the Finance Party has not complied with its obligations under paragraphs (b) or (c) of this Clause 14.2; and

(iii)

the Relevant Obligor would not have been required to make an increased payment under paragraph (d) above in respect of that Tax Deduction because based on circumstances existing at the time such payment would have been required to be made, one of the exclusions under paragraphs (e) or (f) of this Clause 14.2 would have applied, then the Lender that received the payment in respect of which the Tax Deduction should have been made undertakes to promptly, upon receipt of a written notice by that Relevant Obligor (or the Agent) and evidence that a Tax Deduction should have been made, reimburse that Relevant Obligor (or the Agent) for the amount of the Tax Deduction that should have been made (but, for the avoidance of doubt, not any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same and only to the extent the Tax Deduction has not already been accounted for to the tax authority by such Lender).

14.3Tax indemnity

(a)

The Company shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up);
(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2 (Tax gross-up) applied;
(C)

is compensated for by Clause 14.6 (Stamp taxes) or Clause 14.7 (VAT) (or would have been so compensated for under those Clauses but was not so compensated solely because any of the exceptions set out therein applied);

(D)	relates to a FATCA Deduction required to be made by any Party; or
(E)	relates to a Tax solely imposed because a Lender is a German Non-Cooperative Jurisdiction Finance Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5Lender status confirmation

(a)	As at the date of this Agreement, each Original Lender confirms that it is not a German Non-Cooperative Jurisdiction Finance Party.
(b)

Each Original Lender represents upon entering into this Agreement that it is not incorporated, domiciled, established or acting through a Facility Office situated in a French Non-Cooperative Jurisdiction.

(c)

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls into:

(i)in respect of interest payable by each Borrower:

(A)not a Qualifying Lender;

(B)a Qualifying Lender (other than a Treaty Lender); or

(C) a Treaty Lender.

(d)

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

(e)

Each Lender, which is not an Original Lender, shall specify, in the documentation which it executes on becoming a Party as a Lender, whether it is a German Non-Cooperative Jurisdiction Finance Party. If such a Lender fails to indicate its status in accordance with this paragraph (e) then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is a German Non-Cooperative Jurisdiction Finance Party until such time as it notifies the Agent otherwise (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (e).

(f)

A Finance Party shall notify the Agent promptly upon becoming aware that it has become a German Non-Cooperative Jurisdiction Finance Party. Upon reasonable request of the Company, each Finance Party shall as soon as is reasonably practical confirm its status as a Qualifying Lender and as not being a German Non-Cooperative Jurisdiction Finance Party.

14.6	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, provided that this Clause 14.6 shall not apply in respect of any stamp duty, registration or other similar Taxes payable in respect of an assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) or sub-participation or sub-contract by a Lender of any of its rights or obligations under a Finance Document unless such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) or sub-participation or sub-contract is effected pursuant to Clause 17.1 (Mitigation) or Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender).

14.7	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 14.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union) so that reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(f)

The Borrower shall not be required to pay any amount of VAT if such VAT is solely due because the relevant Finance Party has opted to subject a supply to VAT, unless and to the extent the Borrower is able to claim such VAT as input VAT.

14.8FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)confirm to that other Party whether it is:

(A)a FATCA Exempt Party; or

(B)not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.9FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1Increased costs

(a)

Subject to Clause 15.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or
(ii)	compliance with any law or regulation made after the date of this Agreement,

other than as addressed in sub-paragraph (iii) below; or

(iii)

the implementation, application or compliance with Basel III or CRD IV (Basel III/CRD IV Increased Costs) provided that any Basel III/CRD IV Increased Costs may be claimed only if and to the extent that the regulatory information required to calculate the relevant Basel III/CRD IV Increased Costs with sufficient certainty was not available to banks in general on the date of this Agreement.

(b)	In this Agreement:

(i)Basel III means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(ii)CRD IV means:

(A)

Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012, as published in the amended version

(Corrigendum) in the Official Journal of the European Union L 321/6 on 30 November 2013; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)Increased Costs means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

15.2Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs, setting out in reasonable detail the background with a brief calculation (but without requiring any such Finance Party to disclose any confidential or proprietary information in relation to the organisation of its affairs or any business secrets).

(c)

A Finance Party may not claim any Increased Costs if such Finance Party has become of aware of the Increased Costs more than 180 days prior to the date on which the relevant notice is given by that Finance Party to the Agent pursuant to paragraph (a).

15.3Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework”

published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II, whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates; or

(v)	attributable to the wilful (vorsätzlich) breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3, a reference to a Tax Deduction has the same meaning given to that term in Clause 14.1 (Definitions).
16.	OTHER INDEMNITIES
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
17.	MITIGATION BY THE LENDERS
17.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15 (Increased costs) or any amount payable to any Finance Party by the German Borrower under a Finance Document not being (or, at the time the relevant corporate income tax is calculated, not being) treated as a deductible charge or expense for German Tax purposes for the German Borrower by reason of that amount being paid, owed or accrued to a German Non-Cooperative Jurisdiction Finance Party including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)

Each Finance Party shall, in consultation with the French Guarantors, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount payable under a Finance Document by a French Guarantor becoming not deductible from that Guarantor’s taxable income for French Tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a French Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party on a financial institution situated in a French Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and/or obligations under the Finance Documents to another Affiliate or changing its Facility Office.

(c)	Paragraph (a) and (b) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	COSTS AND EXPENSES

18.1Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including external legal fees subject to any pre-agreed maximum amounts) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement, including, but not limited to, the Guarantee and Security Trust Agreement and the Transaction Security Documents; and
(b)

any other Finance Documents (other than Ancillary Documents in respect of which costs and expenses shall be agreed bilaterally between the Company and/or the relevant borrower and the relevant Ancillary Lender) executed after the date of this Agreement.

18.2Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency),

the Company shall, promptly on demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement (subject to pre-agreed maximum amounts, if any).

18.3Enforcement and preservation costs

The Company shall, promptly on demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1Status

(a)

It is a corporation, limited liability company, a stock corporation (including societas Europaea) or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its or any of its Subsidiaries’ constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to an extent or in a manner which would have a Material Adverse Effect.
19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required by it:

(a)

to enable it lawfully to enter into, exercise its rights and comply with its obligations in and the validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected (as applicable) and are in full force and effect (or, in each case, will be as and when required).

19.6Insolvency

(a)	No:
(i)	corporate action, legal proceeding or other procedure or step described in Clause 23.7 (Insolvency proceedings); or
(ii)	creditors’ process described in Clause 23.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to an Obligor or Material Subsidiary.

(b)	None of the circumstances set out in either (i) Articles 2446 and 2447, or (ii) Articles 2482-bis and 2482-ter of the Italian Civil Code have arisen in respect to any Italian Obligor.

19.7Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation or establishment.
(b)

Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation or establishment.

19.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 14.1. (Definitions)) from any payment (other than a FATCA Deduction) it may make under any Finance Document to a Lender which is a Qualifying Lender, unless such payment is made to a German Non-Cooperative Jurisdiction Finance Party.

19.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or establishment it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.10	No default
(a)	No Event of Default is continuing or would result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.11No misleading information

(a)

Any written factual information provided by any member of the Group to the Lenders prior to the date of this Agreement for the purposes of this Agreement (the Information Package) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information referred to in paragraph (a) of this Clause 19.11 being untrue or misleading in any material respect.

19.12Financial statements

(a)

The Original Financial Statements of the Company and the audited (if available or required by law) financial statements of any other Obligor most recently delivered to the Agent have been prepared in accordance with GAAP consistently applied and fairly present its respective financial condition at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Company’s audited consolidated financial statements).

(b)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2023.

19.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (to its knowledge) has or have been started or credibly threatened in writing against it or any of its Subsidiaries which is reasonably likely to be adversely determined and, if so determined, would have a Material Adverse Effect.

19.15	Intellectual property

It and each of its Subsidiaries:

(a)

is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being currently conducted;

(b)	to its best knowledge and belief (after having made reasonable enquiries) does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and
(c)

has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it, to the extent that, in each case, any such statement being false has or would be reasonably likely to have a Material Adverse Effect.

19.16	Sanctions, anti-corruption, anti-bribery and anti-money laundering
(a)

Each Obligor has implemented and maintains policies and procedures to ensure compliance with applicable Sanctions, Anti-Bribery and Corruption Laws and Anti-Money Laundering Laws and, it and its Subsidiaries, and to its best knowledge, its respective directors and officers are in compliance with such laws.

(b)	Each Obligor and each Subsidiary of the Company is not a Sanctions Restricted Person.
(c)	To the best of its knowledge, the respective directors and officers of each Obligor is not a Sanctions Restricted Person.

(d)	Each Obligor and to its best knowledge its respective directors and officers:
(i)	has not or have not received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to any Sanctions; and
(ii)	to its best knowledge has not or have not engaged in any activity or conduct which would violate any applicable Anti-Bribery and Corruption Laws.
(e)

With respect to any Obligor, nothing in this Clause 19.16 shall create or establish an obligation or right for any such member of the Group to the extent that, by agreeing to it, compliance with it, exercising it, having such obligation or right, or otherwise, it would be placed in violation of any law applicable to it, in particular, in relation to any member of the Group incorporated in Germany, any laws relating to foreign trades (Außenwirtschaft) (including without limitation section 7 of the German Foreign Trade and Payments Ordinance (AWV) (Außenwirtschaftsverordnung) in connection with sections 4, 19 (3) no. 1 (a) of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) and section 81 (1) no. 1 of the German Foreign Trade and Payments Ordinance or the provisions of EU Regulation (EC) 2271/96 or any other anti-boycott rule (as amended) and this Clause 19.16 shall be so limited and shall not apply to that extent.

(f)

This Clause 19.16 shall only apply for the benefit of a Finance Party if and to the extent that the receipt and acceptance by that Finance Party of representations and warranties (including by exercising any rights on the grounds of a breach of or with respect to any request thereunder) in this Clause 19.16 would not result in any violation of, conflict with or liability under (i) the provisions of EU Regulation (EC) 2271/96 or (ii) section 7 of the German Foreign Trade and Payments Ordinance (AWV) (Außenwirtschaftsverordnung) in connection with sections 4, 19 (3) no. 1 (a) of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) and section 81 (1) no. 1 of the German Foreign Trade and Payments Ordinance or (iii) any other anti-boycott rule, (each as amended). In connection with any amendment, waiver, determination or direction relating to any part of this Clause 19.16 of which a Finance Party does not have the benefit, the Commitments of that Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.

19.17Margin Stock

(a)

No Obligor is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	No part of the proceeds of any Advance or other extension of credit hereunder will be used to purchase or carry any Margin Stock.
(c)

Following the application of the proceeds of any Advance or other extension of credit hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets (either of any Obligor only or of the Group on a consolidated basis) will be Margin Stock.

19.18Certain US Laws

No Obligor is an “investment company” as defined in the US Investment Company Act of 1940 that is required to register as such thereunder.

19.19ERISA

(a)

Each Plan (other than a Multiemployer Plan) is in compliance with its terms and with all applicable provisions and requirements of the Code, ERISA and other applicable laws except where any failure to comply would not reasonably be expected to, individually or taken together with any other such failures, result in a Material Adverse Effect.

(b)

No ERISA Event has occurred during the six (6) years immediately preceding the date of this Agreement, is continuing or is reasonably expected to occur, except to the extent that any liability associated therewith, individually or taken together with any other ERISA Event, would not reasonably be expected to have a Material Adverse Effect.

19.20Repetition

(a)

The Repeating Representations shall be made by the Company on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (b) below) by reference to the facts and circumstances then existing:

(i)	on the date of each Utilisation Request (other than for a Rollover Loan);

(ii)	in relation to each Accordion Increase Request made pursuant to Clause 2.3 (Increase - Accordion Option), on the date of such Accordion Increase Request;
(iii)

in relation to any First Anniversary Extension Request and Second Anniversary Extension Request on the date of such First Anniversary Extension Request and Second Anniversary Extension Request, respectively; and

(iv)	by an Additional Obligor on the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

In addition the Repeating Representations shall be deemed to be made by each Obligor by reference to the facts and circumstances then existing on the Utilisation Date and the first day of each Interest Period.

(b)Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Company to make the Repeating Representations on its behalf as its attorney (Stellvertreter). Each Obligor (other than the Company) hereby exempts the Company from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeating Representations on its behalf as attorney (Stellvertreter).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents, or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders (unless made available on the Company’s corporate website or any other website and, in each case, notified to the Agent) as soon as the same become available, but in any event:

(a)

(i)	within 150 days after the end of each of its financial years, its audited unconsolidated financial statements and its audited consolidated financial statements for that financial year;
(ii)	within 150 days after the end of each of its financial years, IFRS unaudited group reporting of each other Obligor (other than the Company) for that financial year; and

(iii)

within 240 days after the end of each Obligor’s (other than the Company) financial years (to the extent either prepared or required by law to be prepared) each such Obligor’s audited (if available or required by law) unconsolidated financial statements;

(b)	within 60 days after the end of each first, second and third financial quarter of each of its financial years, its unaudited consolidated quarterly financial statements for that financial quarter.

20.2Compliance Certificate and Material Subsidiaries list

(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenant) as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by one authorised signatory of the Company who has sole power of representation (Einzelvertretungsmacht) or by two authorised signatories of the Company who have joint power of representation (Gesamtvertretungsmacht) and, if required to be delivered with the annual financial statements of the Company delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial Statements), shall be reported on by the Company’s auditor with customary scope and form, in each case setting out computations in reasonable detail as to compliance with the financial covenant.

(c)

The Company shall supply to the Agent, with each set of annual financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), a list of its Material Subsidiaries as at the date as at which those financial statements were drawn up.

20.3Requirements as to financial statements

(a)

The Company must ensure that each set of financial statements delivered under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly presents, the financial condition (consolidated or otherwise) of the relevant person as at the date as at which those financial statements were drawn up, and is, in each case, certified by a director of the relevant company to this effect.

(b)

The Company shall procure that each set of its consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the

Company’s audited consolidated Original Financial Statements, unless, in relation to any set of its consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements) either:

(A)	the relevant change in GAAP, accounting practices or reference periods has no impact on the calculation of the ratio referred to in Clause 21.2 (Financial condition); or
(B)

the Company notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent a statement (a Reconciliation Statement) containing:

(1)

a full description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Company’s Original Financial Statements were prepared; and

(2)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenant) has been complied with and make an accurate comparison between the financial position shown by the set of financial statements prepared on the changed basis and the Company’s Original Financial Statements.

(c)

If the Company notifies the Agent of a change in accordance with paragraph (b)(B) above, then the Company and the Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not that change might result in any alteration in the commercial effect of any of the terms of this Agreement; and
(ii)

where the Company and the Agent consider that such change may result in any alteration in the commercial effect of any of the terms of this Agreement, any amendments to this Agreement which may be necessary to ensure that such change does not result in either the Finance Parties or the Obligors being in a worse position in relation to the determination of their respective rights and obligations under Clause 21.2 (Financial covenant) than if that change had not been made, and if any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

(d)

If no agreement is reached on the required amendments to this Agreement within 30 days of a notice being delivered in accordance with paragraph (b)(B) above (or such later date as the Agent (acting on the instructions of the Majority Lenders) and the Company may agree), the Company shall ensure that each set of its consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements) is accompanied by a Reconciliation Statement.

(e)

Unless amendments to this Agreement have been agreed in accordance with paragraph (c) above, any reference in this Agreement to consolidated financial statements in respect of which the Company has notified a change in accordance with paragraph (b)(B) above will be construed as a reference to those financial statements as adjusted to reflect the basis on which the Company’s Original Financial Statements were prepared.

20.4	Consolidated plans

The Company shall supply to the Agent in sufficient copies for all the Lenders within 60 days after the end of each financial year, its consolidated plan for the current financial year and the then following two financial years (comprising of on a consolidated basis (i) the profit and loss statement, (ii) balance sheet and (iii) cash flow statement of the Company).

20.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent (acting reasonably) so requests):

(a)	all documents dispatched by the Company to its creditors generally substantially at the same time as they are dispatched;
(b)

promptly upon becoming aware of them (in each case subject to any confidentiality, regulatory or other restrictions in respect of the supply of such information), the details of any litigation, arbitration or administrative proceedings which are current, or, to the Company’s knowledge, credibly threatened in writing or pending against any member of the Group and which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect, and the details of any judgement or order of court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;

(c)	promptly such further information as may be required by applicable banking supervisory laws and regulations; and
(d)

promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request (subject to any confidentiality, regulatory or other restrictions in respect of the supply of such information).

20.6Notification of default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor)

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director with sole power of representation (Einzelvertretungsmacht) or by two directors who have joint power of representation (Gesamtvertretungsmacht) or two senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. Upon the Agent’s request, the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.
(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

20.8“Know your customer” checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement, including for the avoidance of doubt any change of the legal form of the Company; or

(iii)

a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower or Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower or Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer”

or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower or Additional Guarantor.

(e)

Each Lender notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56), and its implementing regulations, it is, or may be, required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the provisions of that act.

21.	FINANCIAL COVENANT
21.1	Definitions and interpretation

(a)In this Agreement:

Adjusted EBITDA means (according to the annual financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial Statements) and calculated as for the balance sheet date) the operating income (or loss, as the case may be)

(i)	plus depreciation of property, plant and equipment;
(ii)	plus amortisation of intangible assets;
(iii)	plus impairment of goodwill and intangible assets;
(iv)

minus extraordinary income (including any exceptional, one-off or non-recurring income (including changes in contingent considerations according to IFRS and income from bargain purchase according to IFRS));

(v)	plus extraordinary expenses (including any exceptional, one-off or non-recurring expenses (including changes in contingent considerations according to IFRS, restructuring and M&A transaction costs)), in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and

(A)

as may be adjusted by the Company by including the operating income (or loss, as the case may be) of any member of the Group or attributable to any business or asset acquired during that Relevant Period by any member of the Group; and

(B)	excluding the operating income (or loss, as the case may be) of any member of the Group or attributable to any business or asset disposed of during that Relevant Period by any member of the Group.

Borrowings means at the last day of any Relevant Period the aggregate amount of all Financial Indebtedness, save for any indebtedness in respect of:

(i)	paragraphs (f), (h) and (i) of the definition of “Financial Indebtedness”, as shown in the Company’s consolidated financial statements for such Relevant Period; and
(ii)

paragraph (c) of the definition of “Financial Indebtedness”, if and to the extent such indebtedness is (i) for or in respect of any amount raised pursuant to the issue of convertible bonds and (ii) shown as equity in the latest audited consolidated annual financial statements of the Company delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), it being understood that if only part of such indebtedness is shown as equity in the relevant audited consolidated annual financial statements, only such portion of indebtedness shall not be treated as Borrowings for the purposes of this definition.

Cash and Cash Equivalent Investments means at any time:

(i)	cash in hand or on deposit with any bank, including, without limitation, any amounts standing to the credit of any current account and any overnight and time deposits;
(ii)

any investment in money market funds according to the most recent investment policy of the Company as per the balance sheet position in the relevant annual financial statements of the Company delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial Statements);

(iii)	the market value of any securities which have a credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two Rating Agencies; and
(iv)	any other position as per balance sheet positions ‘Cash & Cash Equivalents and Investments’ of the Company.

Leverage means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

Material Acquisition means any acquisition where the Total Consideration for a single acquisition or for a series of related acquisitions exceeds EUR 50,000,000 (or its equivalent).

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Relevant Period means each period of four consecutive financial quarters ending on a Quarter Date.

Testing Date means each Quarter Date set out in column 1 of the grid set out in Clause 21.2 (Financial condition) when the Leverage is tested.

Total Consideration means the aggregate consideration amount for an acquisition (including any acquired Financial Indebtedness remaining in the acquired company, business or undertaking with respect to such individual acquisition).

Total Net Debt means, at any time, the aggregate amount of all obligations of members of the Group on a consolidated basis in respect of Borrowings less Cash and Cash Equivalent Investments at that time.

(b)

Except as provided to the contrary in this Agreement, an accounting term used in this Clause 21 is to be construed in accordance with the principles applied in connection with the Company’s Original Financial Statements.

(c)

Any amount in a currency other than EUR is to be taken into account at its EUR equivalent calculated on the basis of the relevant rates of exchange used by the Company in, or in connection with, its financial statements or management accounts for that period.

(d)	No item may be credited or deducted more than once in any calculation under this Clause 21.
(e)

Any reference to Leverage in this Agreement shall be Leverage calculated on the basis of the most recent Compliance Certificate, pro forma for the incurrence of any relevant Financial Indebtedness, making of any relevant acquisition or any other relevant action or measure.

21.2	Financial condition

Starting with the Quarter Date within the testing period set forth in column 1 below, the Company shall ensure that the Leverage in respect of any Relevant Period shall not exceed the relevant ratio set forth in column 2 below opposite that testing period:

Column 1 (testing period ending on)	Column 2 (Leverage)
31 December 2024	3.75:1.00
31 March 2025	3.75:1.00
30 June 2025	3.75:1.00
30 September 2025	3.50:1.00
31 December 2025	3.50:1.00
31 March 2026	3.50:1.00
30 June 2026	3.50:1.00
30 September 2026 and each Quarter Date thereafter	3.25:1.00

provided that, on not more than one occasion from the date of this Agreement, Leverage shall be permitted to increase to a level of up to 4.00:1.00 (in relation to any testing period ending on or prior to 30 June 2026) or, as the case may be, 3.75:1.00 (in relation to any testing period ending after 30 June 2026) for a period, in each case, not exceeding three consecutive full financial quarters after and as a consequence of the completion of one or more Material Acquisitions (the M&A Spike), and further provided that (i) in case the Company has exercised its extension option pursuant to Clause 3 (Extension Option), one additional M&A Spike shall be available after the third anniversary of the date of this Agreement and (ii) the applicable Leverage set out in the grid above shall be restored on the Testing Date immediately following the last Testing Date to which the M&A Spike applies, i.e., the applicable Leverage set out in the grid above shall be restored for at least one Testing Date between two M&A Spikes.

21.3	Financial testing

The financial covenant set out in Clause 21.2 (Financial condition) shall be tested by reference to the financial statements delivered pursuant to Clause 20.1 (Financial statements) and each Compliance Certificate delivered pursuant to paragraph (a) of Clause 20.2 (Compliance Certificate and Material Subsidiaries list) pro forma for the incurrence of any relevant Financial Indebtedness, making of any relevant acquisition or any other relevant action or measure.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

22.3	Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security for or in respect of Financial Indebtedness over any of its assets.
(b)	Paragraph (a) above does not apply to any Security listed below:
(i)

any Security existing on the date of this Agreement securing Financial Indebtedness (including any later refinancing of that Financial Indebtedness and any renewal or retaking of such Security in connection with such refinancing), provided that the aggregate amount of Financial Indebtedness (including commitments) secured by such Security is not increased;

(ii)

any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Security over bank accounts entered into in connection with the provision of customary clearing bank facilities, overdraft facilities or cash pooling arrangements comprising more than one account;

(iii)	any Security arising by operation of law (or by an agreement evidencing the same) or by order of any court or authority;

(iv)	any Security arising under customary general terms and conditions (Allgemeine Geschäftsbedingungen) of banks or financial institutions;
(v)

any Security arising in the ordinary course of business and on the basis of customary general business conditions and any Security arising in connection with a retention of title arrangement (including extended retention of title arrangements (verlängerter Eigentumsvorbehalt)) in the ordinary course of business;

(vi)

any Security provided to banks or financial institutions in the ordinary course of business pursuant to or in connection with any framework or master agreement relating to any derivative transaction (excluding any derivative transaction entered into for speculative purposes);

(vii)

any Security over cash paid into an escrow account by any third party or any member of the Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any acquisition or disposal made by any member of the Group;

(viii)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security was not created in contemplation of, or since, the acquisition of that asset by a member of the Group;
(B)	the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Group; and
(C)	the Security is removed or discharged within six (6) Months of the date of acquisition of such asset;
(ix)

any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company;
(B)	the principal amount secured has not increased in contemplation of, or since, the acquisition of that company; and

(C)	the Security is removed or discharged within six (6) Months of that company becoming a member of the Group;
(x)	any Security entered into pursuant to any Finance Document;
(xi)

any Security arising under any leases, hire purchase or conditional sale arrangement or arrangements having similar effect over the asset which is the subject matter of the relevant agreement, provided that the aggregate principal amount of Financial Indebtedness secured by all Security permitted under this paragraph (xi) shall not at any time exceed EUR 25,000,000 (or its equivalent in another currency or currencies);

(xii)

any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of section 8a of the German Altersteilzeitgesetz and/or section 7e of the German Sozialgesetzbuch IV and/or any Security in favour of a pension fund, a pension trustee or similar arrangements;

(xiii)	the Transaction Security;
(xiv)	any Security created with the prior consent of the Majority Lenders; and
(xv)

any other Security securing Financial Indebtedness the principal amount of which does not when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of Security given by any member of the Group (other than any permitted under paragraphs (i) to (xiv) above), exceed at any time one point five (1.5) per cent. of the total consolidated assets of the Group.

22.4Disposals

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (or part thereof).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of trading of the disposing entity;
(ii)	made by one member of the Group (the Disposing Company) to any other member of the Group (the Acquiring Company), but if the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(iii)

of any asset from an Obligor to a Non-Obligor provided that the aggregate amount transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed one (1) per cent. of the total consolidated assets of the Group in any financial year;

(iv)

of receivables under non-recourse factoring of such receivables the aggregate outstanding value of which does not at any time exceed EUR 50,000,000 (or its equivalent in another currency or currencies);

(v)	required by any anti-trust law or legally binding anti-trust decree, regulation or order by any governmental authority or agency or by any other laws or orders issued by public authorities;
(vi)	of assets in exchange for other assets comparable or superior as to type, value and quality (excluding the exchange of non-cash assets for cash);
(vii)	on arm’s length terms of obsolete, surplus or redundant plant, machinery or equipment not required for the operation of the business of the relevant member of the Group;
(viii)

the net proceeds of which are (i) committed to be reinvested within twelve (12) months and (ii) actually reinvested within eighteen (18) months of receipt in other assets used for the business of the Group or applied towards the refinancing or repayment and cancellation of any Financial Indebtedness of any member of the Group if and to the extent such Financial Indebtedness is not subordinated to the claims of the Finance Parties under this Agreement;

(ix)

of any assets of a type accounted for as “financial assets” (including, for the avoidance of doubt, any assets of a type accounted for as Cash and Cash Equivalent Investments) in the Company’s consolidated Original Financial Statements or in relation to any treasury transaction;

(x)	of tax credits on arm’s length terms pursuant to an arrangement under which there is no recourse to any member of the Group;
(xi)	constituted by a licence or sub-licence of Intellectual Property;
(xii)	made with the prior written consent of the Majority Lenders; or

(xiii)

not permitted under paragraphs (i) to (xii) above, where the higher of the market value or consideration receivable (when aggregated with any other disposal made in reliance on this paragraph) does not exceed seven point five (7.5) per cent. of the total consolidated assets of the Group in any financial year and fifteen (15) per cent. of the total consolidated assets of the Group over the lifetime of the Facility.

22.5Subsidiary Financial Indebtedness

(a)	No Obligor (other than the Company) shall, and the Company shall ensure that no member of the Group (other than the Company) incurs or allows to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness incurred under the Finance Documents or supported by a letter of credit or similar accommodation under an Ancillary Facility (including Maximum Amount Guarantees);
(ii)

any Financial Indebtedness existing at the date of this Agreement (including the Financial Indebtedness arising from the IKB Loan Agreements) or incurred under facilities existing at the date of this Agreement, including any refinancing and replacement thereof, provided that the aggregate amount of the relevant Financial Indebtedness or facility is not increased any further;

(iii)	any Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;
(iv)	any Financial Indebtedness incurred under or in connection with the operation of cash management arrangements established for the ordinary course of business and for the benefit of any Subsidiary;
(v)

any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of the acquisition and not incurred, increased or having the maturity extended in contemplation thereof provided that such Financial Indebtedness is repaid within six (6) months of the date of acquisition of such person;

(vi)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business (other than for speculative purposes);

(vii)	Financial Indebtedness arising under any Finance Lease provided that the aggregate principal amount does not exceed EUR 25,000,000 (or its equivalent in another currency or currencies) at any time;
(viii)	Financial Indebtedness arising under any lease agreement which does not constitute a Finance Lease;
(ix)	Financial Indebtedness incurred with the prior written consent of the Majority Lenders; and
(x)

other Financial Indebtedness the principal amount of which does not when aggregated with (but without double counting, including with respect to Financial Indebtedness incurred by one member of the Group which is the subject of a guarantee given by another member of the Group) the principal amount of any other Financial Indebtedness incurred in reliance on this paragraph (x), exceed at any time five (5) per cent. of the total consolidated assets of the Group,

(each a Permitted Financial Indebtedness).

22.6	Loans out
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of Financial Indebtedness extended to any person.
(b)	Paragraph (a) above does not apply to:
(i)	any trade credit or advance payment extended to customers or suppliers or other business parties on normal commercial terms and in the ordinary course of its trading activities;
(ii)	any Financial Indebtedness or loan made by an Obligor to another Obligor or made by a Non-Obligor to another member of the Group;
(iii)

any Financial Indebtedness or loan made by an Obligor to a Non-Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans when aggregated with the amount of any guarantee outstanding under paragraph (b)(iii) of Clause 22.7 (Guarantees) does not exceed at any time two (2) per cent. of the consolidated assets of the Group;

(iv)	any deferred consideration for disposals permitted under the Agreement on normal commercial terms up to a maximum amount not exceeding twenty-five (25) per cent. of the consideration received in respect of such permitted disposal;

(v)

any investments made in the ordinary course of treasury transactions in instruments which have an investment grade credit rating (including for the avoidance of doubt, any investment in bonds, notes, money market instruments, promissory notes (Schuldscheindarlehen), term deposits and similar instruments, excluding for speculative purposes);

(vi)	any derivative transaction (excluding any derivative transaction entered into for speculative purposes);
(vii)

loans made by an entity prior to such entity becoming a member of the Group provided that such loan (A) was not created in contemplation of the acquisition of that entity and the principal amount of such loan has not been increased in contemplation of or since the acquisition of that entity and (B) is discharged within six (6) months after the date on which the relevant person becomes a member of the Group;

(viii)

loans made by a member of the Group in the ordinary course of business to an employee or director of any member of the Group provided that such loans do not exceed at any one time an aggregate amount of EUR 1,000,000 (or its equivalent in any other currency or currencies);

(ix)	any loan or credit extended prior to the date of this Agreement, provided that the principal amount of such loan or credit has not been increased thereafter;
(x)

Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (iii) of that definition) (without double counting);

(xi)	any loan or similar instrument entered into with the prior written consent of the Majority Lenders; and
(xii)	any loan not permitted under paragraphs (i) to (xi) above the aggregate principal amount of which does not when aggregated with:
(A)	the aggregate principal amount of any other loan extended in reliance on this paragraph (xii); and

(B)	the aggregate liability (whether actual or contingent) of any guarantee or indemnity provided in reliance on paragraph (b)(xi) of Clause 22.7 (Guarantees),

exceed at any time three (3) per cent. of the consolidated assets of the Group,

(each a Permitted Loan).

22.7Guarantees

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or indemnity in respect of Financial Indebtedness of any person.

(b)	Paragraph (a) above does not apply to:
(i)	any guarantee or indemnity arising under any Finance Document;
(ii)	a guarantee by an Obligor of the obligations of another Obligor or by a Non-Obligor of the obligations of another member of the Group;
(iii)

a guarantee by an Obligor of obligations of a Non-Obligor provided that the aggregate amount guaranteed, when aggregated with the amount of any loan outstanding under (b)(iii) of Clause 22.6 (Loans out) does not exceed at any time two (2) per cent. of the consolidated assets of the Group;

(iv)	any endorsement of negotiable instruments in the ordinary course of business;
(v)	any guarantee extended to customers or suppliers or other business parties on normal commercial terms;
(vi)	any guarantee given in respect of netting or set-off agreements referred to under paragraph (b)(ii) of Clause 22.3 (Negative pledge);
(vii)	any amount which, if extended by way of a loan, would be permitted under paragraphs (b)(i) to (x) of Clause 22.6 (Loans out);
(viii)

any guarantee or indemnity existing as of the date of this Agreement and any replacement or rollover of such guarantees or indemnities in case of any refinancing or extension of the Financial Indebtedness secured thereby, provided that the aggregate amount of the relevant Financial Indebtedness secured is not increased;

(ix)

guarantees granted by an entity prior to such entity becoming a member of the Group provided that such guarantee (A) was not extended in contemplation of such entity becoming a member of the Group and the aggregate amount secured has not been increased in contemplation of or since such entity becoming a member of the Group and (B) is discharged within six (6) months after the date on which the relevant person becomes a member of the Group;

(x)	guarantees or indemnities given with the prior written consent of the Majority Lenders; and
(xi)	any guarantee or indemnity not permitted under paragraphs (i) to (x) above the aggregate liability (whether actual or contingent) of which does not when aggregated with:
(A)	the aggregate liability (whether actual or contingent) of any other guarantee or indemnity provided in reliance on this paragraph (xi); and
(B)	the aggregate principal amount of any loan extended in reliance on paragraph (b)(xii) of Clause 22.6 (Loans out),

exceed at any time three (3) per cent. of the consolidated assets of the Group,

(each a Permitted Guarantee)

22.8Merger

(a)

No Obligor shall complete any amalgamation, merger (Verschmelzung) or de-merger (Ab- und Aufspaltung), within the meaning of the German Transformation Act (Umwandlungsgesetz) (each such measure, a Transformation).

(b)	Paragraph (a) above does not apply to a Transformation:

(i)between Obligors, provided that:

(A)	if such Transformation involves any Borrower, the Borrower must be the surviving entity; and
(B)	if such Transformation involves the Company, the Company must be the surviving entity;

(ii)	between an Obligor and any other member of the Group which is not an Obligor, provided that the relevant Obligor must be the surviving entity; and
(iii)	made with the prior consent of the Majority Lenders.
22.9	Change of business

The Company shall procure that no material change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on at the date of this Agreement.

22.10	Sanctions
(a)

Each Obligor shall ensure that no proceeds of any Loan shall be used, lent, contributed or otherwise made available directly or, to its knowledge indirectly, to, or for the benefit of, a Sanctions Restricted Person nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions.

(b)	Each Obligor shall ensure compliance with applicable Sanctions (including in connection with discharging any obligation due or owing to the Finance Parties).
(c)

Each Obligor shall, and shall procure that each Material Subsidiary shall, to the extent permitted by law, promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceeding or investigation against it (except any subpoena or information request relating to any proceeding against a third party) with respect to Sanctions by any Sanctions Authority.

(d)

With respect to any Obligor and any Material Subsidiary, nothing in this Clause 22.10 shall create or establish an obligation or right for any such member of the Group to the extent that, by agreeing to it, compliance with it, exercising it, having such obligation or right, or otherwise, it would be placed in violation of any law applicable to it, in particular, in relation to any member of the Group incorporated in Germany, any laws relating to foreign trades (Außenwirtschaft) (including without limitation section 7 of the German Foreign Trade and Payments Ordinance (AWV) (Außenwirtschaftsverordnung) in connection with sections 4, 19 (3) no. 1 (a) of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) and section 81 (1) no. 1 of the German Foreign Trade and Payments Ordinance or the provisions of EU Regulation (EC) 2271/96 or any other anti-boycott rule (as amended) and this Clause 22.10 shall be so limited and shall not apply to that extent.

(e)

This Clause 22.10 shall only apply for the benefit of a Finance Party if and to the extent that the receipt and acceptance by that Finance Party of benefits of the undertakings in this Clause 22.10 (including by exercising any rights on the grounds of a breach of or with respect to any request thereunder) would not result in any violation of, conflict with or liability under (i) the provisions of EU Regulation (EC) 2271/96 or (ii) section 7 of the German Foreign Trade and Payments Ordinance (AWV) (Außenwirtschaftsverordnung) in connection with sections 4, 19 (3) no. 1 (a) of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) and section 81 (1) no. 1 of the German Foreign Trade and Payments Ordinance or (iii) any other anti-boycott rule, (each as amended). In connection with any amendment, waiver, determination or direction relating to any part of this Clause 22.10 of which a Finance Party does not have the benefit, the Commitments of that Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.

22.11	Anti-corruption, anti-bribery and anti-money laundering

Each Obligor shall (and the Company shall ensure that each Material Subsidiary shall) ensure compliance with applicable Anti-Bribery and Corruption Laws and Anti-Money Laundering Laws, including by maintaining policies and procedures designed to promote and achieve compliance with such laws, in each case, if failure to do so has or is reasonably likely to have a material negative effect on the interests of the Lenders.

22.12	Acquisitions
(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)	Paragraph (a) above does not apply:
(i)

in respect of the acquisition of shares or participation interests (Gesellschaftsanteile) or any group of assets in each case disposed of by another member of the Group pursuant to a disposal permitted pursuant to paragraph (b)(ii) of Clause 22.4 (Disposals) above or of shares or participation interests (Gesellschaftsanteile) in any member of the Group from its minority shareholder(s); and

(ii)	to any acquisition of shares or participation interests (Gesellschaftsanteile) or any group of assets if:
(A)	no default is continuing on the date that the relevant purchaser legally commits to the acquisition (the SPA Signing Date) or would occur as a result of the acquisition;
(B)

the acquired company, business or undertaking is engaged in a business which is similar, ancillary, complementary or related to the business as carried on by the Group and is not subject to any Sanctions (subject to any anti-boycott carve-out in accordance with paragraphs (d) and (e) of Clause 22.10 applied mutatis mutandis); and

(C)

(1)	the aggregate consideration amount (including acquired Financial Indebtedness) for a single acquisition or for a series of related acquisitions does not exceed EUR 30,000,000; or
(2)	where the aggregate consideration amount (including acquired Financial Indebtedness) for a single acquisition or for a series of related acquisitions exceeds
(aa)	EUR 50,000,000, the Company delivers to the Agent, at least 5 (five) Business Days prior to the SPA Signing Date a certificate that:

(x)the Leverage (calculated on a pro forma basis for such acquisition) on the assumption that the relevant acquisition occurred on the first day of the Relevant Period expiring on the most recent Quarter Date, does not exceed the covenanted Leverage for such Quarter Date; and

(y)based on the internal projections and reasonable assumptions of the Company the target undertaking has positive or would have positive EBITDA (on a pro forma basis);

(bb)

EUR 30,000,000, the Company delivers to the Agent, at least 5 (five) Business Days prior to the SPA Signing Date, only if available and subject to execution of any required non-reliance or release letters, the final form legal, tax and accounting due diligence reports and any other reports.

22.13	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those material risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.14	Guarantors

(a)The Company shall ensure that:

(i)	within 30 Business Days after the date of this Agreement (the Initial Test Date):
(A)	each Material Subsidiary; and
(B)

each member of the Group as is necessary to ensure that the aggregate contributions to revenues (Umsatzerlöse) and total assets (Aktivvermögen) of all Guarantors (determined on the basis of the relevant Guarantor’s most recent annual IFRS unaudited group reporting used in the compilation of the annual audited consolidated financial statements of the Company and in each case excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represent not less than 80 per cent. of consolidated revenues (Umsatzerlöse) and total assets (Aktivvermögen) of the Group (calculated on the basis of the most recent annual audited consolidated financial statements of the Company, but for this purpose disregarding from the denominator and numerator the revenues (Umsatzerlöse) and total assets (Aktivvermögen) of any Excluded Subsidiary) (the Guarantor Coverage Test), provided that such members of the Group shall include the Original Additional Guarantors, accedes to this Agreement and to the Guarantee and Security Trust Agreement as an Additional Guarantor; and

(C)	Transaction Security is granted over 100% of the share capital of each of the Original Additional Guarantors and rights ancillary thereto on a first-ranking basis; and
(ii)

each member of the Group which is or becomes a Material Subsidiary (by reference to the most recent annual audited consolidated financial statements of the Company delivered to the Agent under this Agreement (to be tested for the first time on the basis of such annual financial statements delivered for the financial year ending 31 December 2024)) and which is not already an Guarantor shall,

(A)	in relation to any Material Subsidiary incorporated or established in Germany within 30 Business Days; and
(B)	in relation to any Material Subsidiary incorporated or established in a jurisdiction other than Germany within 60 Business Days,

of the delivery of the annual audited consolidated financial statements of the Company for the relevant financial year, evidencing that it has become a Material Subsidiary, accede to this Agreement and to the Guarantee and Security Trust Agreement as an Additional Guarantor.

(b)

Following the Initial Test Date, satisfaction of the Guarantor Coverage Test shall be determined on an annual basis by reference to the latest annual audited consolidated financial statements of the Company delivered to the Agent under this Agreement (to be tested for the first time on the basis of such annual financial statements delivered for the financial year ending 31 December 2024). The Company shall ensure that any member of the Group required to become an Additional Guarantor in order to satisfy the Guarantor Coverage Test by reference to such annual financial statements, but otherwise calculated in accordance with paragraph (a) above,

(i)	in relation to any member of the Group incorporated or established in Germany within 30 Business Days; and
(ii)	in relation to any member of the Group incorporated or established in a jurisdiction other than Germany within 60 Business Days,

of the delivery of the relevant annual financial statements accedes to this Agreement and to the Guarantee and Security Trust Agreement as an Additional Guarantor.

(c)

Transaction Security shall be granted over 100% of the share capital (and rights ancillary thereto) of any Additional Guarantor on a first-ranking basis by any relevant member of the Group entering into respective Transaction Security Documents.

(d)	No member of the Group which is an Excluded Subsidiary shall be required to accede to this Agreement or to the Guarantee and Security Trust Agreement as an Additional Guarantor.
(e)	The amount guaranteed by any Guarantor shall be limited to the Guarantee Amount Limit.
(f)	Original Additional Guarantor means each of the following entities:
(i)	Evotec International GmbH, Hamburg, Germany
(ii)	Evotec (Hamburg) GmbH, Hamburg, Germany
(iii)	Evotec (France) SAS, Toulouse, France
(iv)	Just-Evotec Biologics EU SAS, Toulouse, France
(v)	Aptuit (Verona) S.r.l., Verona, Italy
(vi)	Evotec (UK) Limited, Abingdon, United Kingdom
(vii)	Aptuit Global LLC, Princeton, USA
(viii)	Evotec (US), Inc., Princeton, USA
(ix)	Just - Evotec Biologics, Inc, Seattle, USA
23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.17 (Acceleration)).

23.1Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and
(b)	payment is made within 5 (five) Business Days following its due date.
23.2	Financial covenant

Any requirement of Clause 21.2 (Financial condition) is not satisfied.

23.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenant)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving written notice to the Company and (ii) any Obligor becoming aware of the failure to comply.

23.4Misrepresentation

(a)

Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the relevant underlying circumstances are capable of remedy and are remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) any Obligor becoming aware of the misrepresentation.

23.5Cross default

(a)	Any Financial Indebtedness of any Obligor or any Material Subsidiary which is not owed to another member of the Group is not paid when due nor within any originally applicable grace period.
(b)

Any Financial Indebtedness of any Obligor or any Material Subsidiary which is not owed to another member of the Group is declared (such declaration not being disputed in good faith) to be or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any creditor of any Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (howsoever described).

(d)

No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than or equal to EUR 20,000,000 (or its equivalent in any other currency or currencies).

(e)	Paragraph (d) of this Clause 23.5 does not apply to any Financial Indebtedness of any Obligor or any Material Subsidiary under any IKB Loan Agreement.
(f)

In respect of any Financial Indebtedness owed to the European Investment Bank (the EIB) the following shall apply: in case the EIB becomes entitled to declare any Financial Indebtedness of any Obligor or any Material Subsidiary due and payable prior to its specified maturity solely as a result of an event of default under the respective clause 9.1 (c) of the relevant EIB financing contract (in its form as at the date of this Agreement (as has been made available by the Company to the Finance Parties prior to the date of this Agreement)) and such event of default under the EIB financing contract results from a default under any financing agreement which is not an event of default, then paragraph (c) of this Clause 23.5 shall only apply from the date such default becomes an event of default.

23.6Insolvency

(a)	An Obligor or a Material Subsidiary:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)

An Obligor or a Material Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung) or is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) or, with respect to any other Obligor or Material Subsidiary, the value of the assets of any Obligor or Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities), and this constitutes an event under the relevant applicable jurisdiction of incorporation of such Obligor or Material Subsidiary entitling or obliging any person to file for the opening of insolvency or similar proceedings.

(c)	Any of the circumstances set out in either (i) Articles 2446 and 2447, or (ii) Articles 2482-bis and 2482-ter of the Italian Civil Code occurs in respect to any Italian Obligor.

(d)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary.

23.7Insolvency proceedings

(a)	Other than as set forth in clause (c) below, any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with the creditors or any class of creditors of any Obligor or any Material Subsidiary by reason of actual or anticipated financial difficulties;
(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of any Obligor or any Material Subsidiary or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary having an aggregate value of EUR 10,000,000 or more (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

(b)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the US seeking:
(i)	relief in respect of any Obligor or a Material Subsidiary, or of a substantial part of the property or assets of any Obligor, under US Bankruptcy Law;
(ii)

the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or a Material Subsidiary or for any substantial part of the business or substantial assets of any Obligor; or

(iii)	the winding-up or liquidation of any Obligor,

and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(c)	Any Obligor shall:
(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;
(ii)	consent to the institution of, or fail to consent in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;
(iii)	consent to the entry of an order for relief against it in an involuntary case under US Bankruptcy Law;
(iv)	make a general assignment for the benefit of its creditors;
(v)

apply for or consent to the appointment, pursuant to the laws of the US or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for any substantial part of the business or substantial assets of any Obligor; or

(vi)	with respect to any US Obligor, take any comparable action to that described in sub-paragraphs (i) to (v) (inclusive) of this paragraph (c) under any foreign laws relating to insolvency.
(d)	This Clause 23.7 shall not apply to any action, proceeding or other procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) days of commencement.
23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or a Material Subsidiary having an aggregate value of EUR 10,000,000 or more (or its equivalent in any other currency or currencies) and is not discharged within twenty (20) days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company except (in each case) as a result of a disposal permitted pursuant to paragraph (b) of Clause 22.4 Disposals) or paragraph (b) of Clause 22.8 (Merger).

23.10	Unlawfulness
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
(b)

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively is adverse in any material respect to the Lenders.

(c)	Any Finance Document is not effective.

23.11Dividends

(a)

The management board (Vorstand) of the Company proposes a dividend payment at a time an Event of Default is continuing or would result (pro forma taking into account such dividend) in an Event of Default.

(b)

The general meeting (Hauptversammlung) of the Company decides to distribute a dividend at a time an Event of Default is continuing or would result (pro forma taking into account such dividend) in an Event of Default.

23.12	Cessation of business

The Group (as a whole) ceases to carry on the business it carries on at the date of this Agreement.

23.13	Audit qualification

The auditors of the Company qualify the annual audited consolidated financial statements of the Company and such qualification:

(a)	concerns an inability to continue the business as a going concern (other than through a breach of the financial covenant or upcoming maturity of the Facility); or
(b)	is a result of inadequate provision of information, in each case in a manner which is materially adverse to the interests of the Lenders as a whole and in their capacity as such.
23.14	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.15	ERISA Events

One or more ERISA Events occur that, individually or taken together with any other ERISA Event, result in liability of any Obligor in an aggregate amount that would reasonably be expected to have a Material Adverse Effect.

23.16	Material adverse change

Any event or series of events occurs which has a Material Adverse Effect.

23.17	Acceleration
(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(i)by notice to the Company:

(A)

cancel each Available Commitment of each Lender and/or each Ancillary Commitment of each Ancillary Lender whereupon each such Available Commitment and Ancillary Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

(B)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(C)

declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, whereupon they shall become immediately due and payable;

(D)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(E)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(ii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(b)	If any Borrower becomes subject to a proceeding under the US Bankruptcy Code:
(i)	the Total Commitments in relation to such Borrower shall immediately and automatically be cancelled; and
(ii)

all of the Loans made to such Borrower, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, and all of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities with respect to such Borrower and any other sum then outstanding under this Agreement and any of the other Finance Documents owing by such Borrower shall be immediately and automatically due and payable, in each case automatically and without any direction, notice, declaration or other act.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the Existing Lender) may:

(a)assign any of its rights; or

(b)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

to an Eligible Institution (the New Lender).

24.2	Conditions of assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme)
(a)

Each assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by an Existing Lender requires the prior consent of the Company (not to be unreasonably withheld or delayed), unless the assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) is:

(i)	to another Lender or an Affiliate of a Lender; or
(ii)	made at a time when an Event of Default is continuing.
(b)

In any case, no assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) may be made by an Existing Lender to an Industry Competitor of the Group without the prior consent of the Company (in its sole discretion).

(c)	The Company will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
(d)	An assignment will only be effective on:
(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)

An assignment and transfer by way of assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 24.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)) is complied with.

(f)

Any assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of part of a Commitment or rights and obligations under the Finance Documents shall be for a minimum aggregate amount of EUR 10,000,000 (or its equivalent in another currency or currencies), or if less, all of its Commitment, provided that such minimum amount does not apply at a time when an Event of Default is continuing. Any assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) shall not result in the aggregate amount of the Commitments of any of the Existing Lender and the New Lender (in each case taking into account any Commitments of their respective Affiliates), falling below EUR 10,000,000 (or its equivalent in another currency or currencies), unless in each case the Existing Lender ceases to be a Lender upon completion of such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme).

(g)	If:
(i)	a Lender assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, assignment and transfer by way of assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is entitled to receive payment under those Clauses but only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by way of assumption of contract (Vertragsübernahme) or change had not occurred.

(h)

Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment and transfer by way of assumption of contract (Vertragsübernahme) or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(i)

For the purposes of and pursuant to Article 1263 of the Italian Civil Code, it is hereby expressly agreed that, in the event of any assignment of rights or obligations made by a Lender under Clause 24 (Changes to the Lenders), the guarantee granted by each Italian Guarantor shall be preserved, without novation (novazione), for the benefit of the New Lender and each other Lender in accordance with the terms of the Finance Documents.

(j)

For the purposes of article 1407, paragraph 1, of the Italian Civil Code, each of the Parties provides its consent to the transfer (cessione), in whole or in part, by any Existing Lender of its contractual position (i.e. its rights and obligations) under this Agreement and the other Finance Documents in favour of any New Lender in accordance with the provisions of this Clause 24.2 and agrees that upon transfer, in accordance with a Transfer Certificate and this Clause 24.2, the guarantees and security interests created under the Finance Documents shall be preserved, without novation (novazione), for the benefit of any New Lender.

24.3	Assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 4,000.

24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)

accept a re-assignment or a re-assignment and re-transfer by way of assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by way of assumption of contract (Vertragsübernahme) under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.5	Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)
(a)

Subject to the conditions set out in Clause 24.2 (Conditions of assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme)) an assignment and transfer by way of assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment and transfer by way of assumption of contract (Vertragsübernahme) to such New Lender.

(c)	Subject to Clause 24.8 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by way of assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Terminated Rights and Obligations);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Terminated Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the Security Agent, the New Lender, the relevant Ancillary Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by way of assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger, the Security Agent, the relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate, Increase Confirmation or Accordion Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Increase Confirmation or an Accordion Increase Confirmation, send to the Company a copy of that Transfer Certificate, Increase Confirmation or an Accordion Increase Confirmation.

24.7	Security over Lenders’ rights
(a)

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)

any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)

any assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or Security shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 24.1 (Assignments and transfers by the Lenders), Clause 24.2(Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and Clause 24.3 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee), and the provisions set out in Clause 36 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph (a)(i) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a)(i) above.

(d)

Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a)(i) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or assigns and transfers by assumption of contract (Vertragsübernahme) (or may potentially assign or assigns and transfers by assumption of contract (Vertragsübernahme)) rights under the Finance Documents in connection with the enforcement of such Security.

24.8Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, with respect to Loans, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)

the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 24.8 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 24.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.9	Sub-participation

Sub-participations shall be subject to the same restrictions (as set out in this Clause 24 (Changes to the Lenders)) as assignments or assignments and transfers by assumption of contract (Vertragsübernahme), unless the Lender has retained its voting rights in relation to the Facility against the sub-participant (including in relation to synthetic securitizations).

24.10	French law provisions

To the extent that any transfer by way of novation under this Agreement is deemed to be a novation (novation) within the meaning of articles 1329 et seq. of the French Civil Code, any Existing Lender expressly reserves and maintains its rights under the Finance Documents for the benefit of the relevant New Lender in accordance with the provisions of article 1334 of the French Civil Code so that any Security created under any Transaction Security Documents governed by French law and the obligations of each French Guarantor under this Agreement will continue in full force for the benefit of the then Lenders following any such transfer by way of novation.

25.	CHANGES TO THE OBLIGORS
25.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower (Vertragsbeitritt). That Subsidiary shall become an Additional Borrower if:

(i)either:

(A)	it is incorporated in the same jurisdiction as an existing Borrower; or
(B)	the Agent (acting on the instructions of all the Lenders) approves the addition of that Subsidiary;
(ii)	the Company and that Subsidiary delivers to the Agent a duly completed and executed Accession Letter;
(iii)	that Subsidiary is (or becomes) a Guarantor prior to (or simultaneously with) becoming an Additional Borrower;
(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)

the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.3Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
(ii)	the Borrower is under no actual or contingent obligation as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	it is not incorporated in an Excluded Jurisdiction;
(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter; and
(iii)

the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor
(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
(ii)	all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGERS

26.1Appointment of the Agent

(a)

Each of the Arrangers and the Lenders appoints the Agent to act as its agent with representative powers (con potere di rappresentanza for the purposes of Italian law) and attorney (Stellvertreter) under and in connection with the Finance Documents (with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law).

(b)

Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each of the Arrangers and the Lenders hereby exempts the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case, to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent accordingly.

26.2Instructions

(a)	The Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents

26.3Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)

Without prejudice to Clause 24.6 (Copy of Transfer Certificate, Increase Confirmation or an Accordion Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Increase Confirmation or an Accordion Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
26.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties
(a)

Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.6	Business with the Group

The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions

(a)The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or Arranger (as the case may be) holds the required approval, licence or registration.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance

Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.

26.10Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent or any Ancillary Lender will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this paragraph (b) pursuant to section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:
(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.12	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates (acting through an office in France, Luxembourg, Germany or the United Kingdom) as successor by giving notice to the Lenders and the Company.
(b)

Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (with the consent of the Company) may appoint a successor Agent (acting through an office in France, Luxembourg, Germany or the United Kingdom), provided that the consent of the Company shall not be required (but a consultation with the Company) in case of an appointment of a Lender as Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France, Luxembourg, Germany or the United Kingdom), provided that the successor Agent is not a German Non-Cooperative Jurisdiction Finance Party.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

26.13Replacement of Agent

(a)

With the consent of the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in France, Luxembourg, Germany or the United Kingdom), provided that the consent of the Company shall not be required (but a consultation with the Company) in case of an appointment of a Lender as Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15Relationship with the Lenders

(a)

Subject to Clause 24.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16	Agent’s management time

On and at any time after the occurrence of an Event of Default which is continuing any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 26.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates agreed between the Agent and the Company, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

26.17	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

26.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.19	Amounts paid in error
(a)

If the Agent pays an amount to another Party and within five (5) Business Days of the date of payment the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent if and to the extent the Agent has provided to such other Party a confirmation in relation to the relevant amount, accompanied by a reasonably detailed calculation of such amount.

(b)	Neither:
(i)	the obligations of any Party to the Agent; nor
(ii)	the remedies of the Agent,

(whether arising under this Clause 26.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 26.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent specifically determines (in its sole discretion) was made in error.
27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1Payments to Finance Parties

(a)

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights
(a)

On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 28.3 (Recovering Finance Party’s rights).

28.5Exceptions

(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.6Ancillary Lenders

(a)	This Clause 28 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 23.17 (Acceleration).
(b)

Following service of notice under Clause 23.17 (Acceleration), this Clause 28 shall apply to all receipts or recoveries by Ancillary Lenders (where the Ancillary Facility is provided on a net limit basis except to the extent that the receipt or recovery represents a reduction of any gross outstandings down to the net limit).

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies, other than a French Non-Cooperative Jurisdiction as far as payments from French Guarantors are concerned.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account and with such bank in the US, any Participating Member State or the United Kingdom as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement. Any New Lender and any recipient of security over Lenders’ rights according to Clause 24.7 (Security over Lenders’ rights) may rely on this Clause 29.7, in the case of any New Lender to whom rights have been assigned according to Clause 24.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and any recipient of security over Lenders’ rights, pursuant to section 328 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

29.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Company).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.	SET-OFF
(a)

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 of the German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

31.	NOTICES

31.1Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

31.2Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)

and

(d)	in the case of each Arranger, each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address or e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

31.3Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:
(i)	if by way of email, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)

Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address and e-mail address

Promptly upon changing its address or e-mail address, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication
(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail (including unencrypted electronic mail) or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 31.6.

31.7 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)

All other documents (other than the corporate documents referred to in Schedule 2 (Conditions Precedent) which may be in German or any other language being the original language of such document) provided under or in connection with any Finance Document must be:

(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES
32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations
(a)

The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)

The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

32.3Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)	subject to paragraph (b) below, without rounding.
(b)	The aggregate amount of any accrued interest, commission or fee which is or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.
33.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1Required consents

(a)

Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2All Lender matters

Subject to Clause 35.4 (Replacement of Screen Rate) an amendment or waiver of or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	a change in currency of payment of any amount under the Finance Documents;
(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)	a change to the Borrowers or the Guarantors other than in accordance with Clause 25 (Changes to the Obligors);
(g)	a release of the Transaction Security or amendment to the Transaction Security Documents unless permitted under this Agreement or any other Finance Document;
(h)	any provision which expressly requires the consent of all the Lenders;
(i)

Clause 2.3 (Increase – Accordion Option), Clause 2.4 (Finance Parties’ rights and obligations), Clause 6.1 (Delivery of a Utilisation Request), Clause 9.1 (Illegality), Clause 9.2 (Change of control), Clause 10.4 (ESG Margin adjustment), Clause 19.16 (Sanctions, anti-corruption, anti-bribery and anti-money laundering) (including related definitions), Clause 22.10 (Sanctions) (including related definitions), Clause 22.11 (Anti-corruption, anti-bribery and anti-money laundering)

(including related definitions), Clause 24 (Changes to the Lenders), Clause 25 (Changes to the Obligors), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 39 (Governing law) or Clause 40 (Jurisdiction); and

(j)

the nature or scope or release of the guarantee and indemnity granted under Clause 2 (Guarantee and indemnity) of the Guarantee and Security Trust Agreement, shall not be made without the prior consent of all the Lenders.

35.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Security Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Security Agent or that Ancillary Lender, as the case may be.

35.4	Replacement of Screen Rate
(a)	Subject to Clause 35.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and
(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.5Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has an Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitment and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.6Excluded Commitments

If any Lender or Defaulting Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Company and the Agent agree to a longer time period (but, for the avoidance of doubt, not to a shorter time period) in relation to any request) of that request being made:

(a)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.7Non-Consenting Lender

In the event that:

(a)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(c)

Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

35.8Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:
(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the Available Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Company, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.8 (Pro-rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.8 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(iv)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

36.	CONFIDENTIAL INFORMATION
36.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.7 (Security over Lenders’ rights) and Clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Monetary and Financial Code, disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

(A)

to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)

appointed by a person to whom paragraph (b)(i)(A) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 26.15 (Relationship with the Lenders));

(C)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i)(A) above;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)

in relation to paragraphs (b)(i)(A) and (B) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; and

(2)

in relation to paragraph (b)(i)(C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(ii)

appointed by a person to whom paragraph (b)(i)(A) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (ii) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, provided that the Company’s prior consent is not required if such disclosure is to another Lender, an Affiliate of a Lender or a Representative or professional advisor of a Lender or made at a time when an Event of Default is continuing.

(c)	to any person:
(i)	which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, auditors and professional advisers;
(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (c)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 26.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (c)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental,

banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.7 (Security over Lenders’ rights);
(viii)	who is a Party;
(ix)	insurers, re-insurers, insurance brokers and re-insurance brokers; or
(x)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraph (c)(i), (c)(ii) and (c)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (c)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (c)(v), (c)(vi) and (c)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(d)to any person appointed by that Finance Party or by a person to whom paragraph (c)(i) or (c)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(e)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Entire agreement

This Clause 36 and Clause 24.7 (Security over Lenders’ rights) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (c)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.6Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of eighteen (18) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
37.	CONFIDENTIALITY OF FUNDING RATES

37.1Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the relevant Borrower pursuant to Clause 10.6 (Notifications); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

37.2Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

37.3No Event of Default

No Event of Default will occur under Clause 23.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.

38.	BORROWING FOR OWN BENEFIT

Each Borrower confirms that it is acting for its own account (für eigene Rechnung) and not for the account of an economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 3 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz (GwG)) or any other person. Each Borrower undertakes to notify the Agent without delay in writing, if after the date of this Agreement a situation arises in which contrary to the foregoing such Borrower acts, in respect of any Utilisation, for the account of another beneficial owner or any other person.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

40.	ENFORCEMENT
40.1	Jurisdiction
(a)

The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)

Notwithstanding the foregoing, paragraph (c) above shall not apply in relation to any proceedings commenced by any Finance Party against any French Guarantor (including where the French Guarantor is a joint defendant with the Obligors) and any such proceedings shall be commenced in the German courts pursuant to paragraph (b) above.

(e)

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

40.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Germany):
(i)	irrevocably appoints the Company (the Process Agent) as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;
(ii)	agrees that failure by a Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(iii)

undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the Process Agent Appointment Letter) substantially in the form of Schedule 12 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Agent.

(b)

The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 of the German Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 of the German Code of Civil Procedure (Zivilprozessordnung).

41.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(c)	In this Clause 41:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(i)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(iii)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking

Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

(d)	Write-down and Conversion Powers means:
(i)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(iii)	in relation to any other applicable Bail-In Legislation:
(A)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that Bail-In Legislation.
42.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, QFC Credit Support, and each such QFC, a Supported QFC), the Parties acknowledge and agree (subject and without prejudice to any mandatory principles of German law) as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Clause 42, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

43.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)
(a)

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

(b)

If the Parties to this Agreement choose to conclude this Agreement pursuant to Clause 43(a) above, they will transmit the signed signature page(s) of this Agreement to                                                                                                                                                                                                                                                                                                                                                                                                                     The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

(c)

For the purposes of this Clause 43 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s)

transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

44.	ITALIAN TRANSPARENCY PROVISIONS

For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as amended from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy and as amended from time to time (the “Italian Transparency Rules”), each Party hereby acknowledges and confirms that:

(a)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of this Agreement; and
(b)

this Agreement, and all of its terms and conditions, including the Recitals and Schedules thereto, have been specifically negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” between the Parties and are exempted from the application of Section II of the Italian Transparency Rules.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

Name of Original Lender	Commitment (EUR)

COMMERZBANK	40,000,000
AKTIENGESELLSCHAFT

GOLDMAN SACHS LENDING PARTNERS LLC	40,000,000

HSBC CONTINENTAL EUROPE S.A., GERMANY	40,000,000

MORGAN STANLEY BANK AG	40,000,000

UNICREDIT BANK GMBH	40,000,000

BNP PARIBAS S.A. NIEDERLASSUNG DEUTSCHLAND	25,000,000

LANDESBANK BADEN-WÜRTTEMBERG	25,000,000

Total	250,000,000

SIGNATURES

EVOTEC SE

as Company, Original Borrower and Original Guarantor

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 1]

COMMERZBANK AKTIENGESELLSCHAFT

as Coordinating Bookrunner and Mandated Lead Arranger

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 2]

GOLDMAN SACHS LENDING PARTNERS LLC

as Coordinating Bookrunner, Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 3]

HSBC CONTINENTAL EUROPE S.A., GERMANY

as Coordinating Bookrunner, Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 4]

MORGAN STANLEY BANK AG

as Coordinating Bookrunner, Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 5]

UNICREDIT BANK GMBH

as Coordinating Bookrunner, Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 6]

BNP PARIBAS S.A. NIEDERLASSUNG DEUTSCHLAND

as Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 7]

LANDESBANK BADEN-WURTTEMBERG

as Mandated Lead Arranger and Original Lender

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 8]

HSBC CONTINENTAL EUROPE S.A., GERMANY

as Agent

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 9]

COMMERZBANK AKTIENGESELLSCHAFT

[Evotec SE RCF 2024 – Facility Agreement – Signature Page 10]